Filed pursuant to Rule 424(b)(2). Registration No. 333-118644 and No. 333-92044

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2005)

U.S.$500,000,000

Petrobras International Finance Company

Payments supported by a standby purchase agreement provided by

Petróleo Brasileiro S.A. — PETROBRAS

(BRAZILIAN PETROLEUM CORPORATION — PETROBRAS)

% Global Notes due 2016

The notes are general, unsecured, unsubordinated obligations of Petrobras International Finance Company, or “PIFCo,” will mature on 2016, and will bear interest at the rate of % per annum. Interest on the notes is payable on April and October of each year, beginning on April , 2007. PIFCo will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes. The notes will have the benefit of credit support provided by Petróleo Brasileiro S.A. — PETROBRAS, or “Petrobras,” under the terms of a standby purchase agreement which will obligate Petrobras to purchase from the noteholders their rights to receive payments in respect of the notes from PIFCo in the event of nonpayment by PIFCo. PIFCo may redeem, in whole or in part, the notes at any time by paying the greater of the principal amount of the notes and the applicable “make-whole” amount, plus, in each case, accrued interest. The notes will also be redeemable without premium prior to maturity at PIFCo’s option solely upon the imposition of certain withholding taxes. See “Description of the Notes(Optional Redemption.”

_____________

PIFCo may apply for a listing of the notes on the New York Stock Exchange at some time after , but there is no certainty that an application will be made or that the listing will be approved by the New York Stock Exchange.

_____________

See “Risk Factors” on page S-15 to read about factors you should consider before buying the notes offered in this prospectus supplement and the accompanying prospectus.

_____________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________

	Per Note	Total
Initial price to the public(1)%		U.S.$
Underwriting discount	%	U.S.$
Proceeds, before expenses, to PIFCo	%	U.S.$

_________________

(1)           The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes, expected to be , 2006.

_____________

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about , 2006.

MORGAN STANLEY          UBS INVESTMENT BANK

, 2006

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the notes PIFCo is offering and certain other matters relating to PIFCo and Petrobras and their financial condition. The second part, the accompanying prospectus, gives more general information about securities that PIFCo and Petrobras may offer from time to time. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. PIFCo and Petrobras have not authorized anyone to provide you with different information. Neither PIFCo nor Petrobras is making an offer to sell the notes in any state or country where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

In this prospectus supplement, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A.—Petrobras and its consolidated subsidiaries taken as a whole, and references to “PIFCo” mean Petrobras International Finance Company, a wholly-owned subsidiary of Petrobras, and its consolidated subsidiaries taken as a whole. Terms such as “we,” “us” and “our” generally refer to both Petrobras and PIFCo, unless the context requires otherwise.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil, and PIFCo is a tax exempt limited liability company incorporated under the laws of the Cayman Islands. All or a substantial portion of the assets of Petrobras and PIFCo are located outside the Unites States, and at any time all of their executive officers and directors, and certain advisors named in this prospectus supplement, may reside outside the United States. As a result, it may not be possible for you to effect service of process on any of those persons within the United States. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States. For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” in the accompanying prospectus.

S-1

FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things, our:

•	regional marketing and expansion strategy;
•	drilling and other exploration activities;
•	import and export activities;
•	projected and targeted capital expenditures and other costs, commitments and revenues;
•	liquidity; and
•	development of additional revenue sources.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include:

•	our ability to obtain financing;
•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;
•	our ability to find, acquire or gain access to additional reserves and to successfully develop our current ones;
•	uncertainties inherent in making estimates of our reserves;
•	competition;
•	technical difficulties in the operation of our equipment and the provision of our services;
•	changes in, or failure to comply with, governmental regulations;
•	receipt of governmental approvals and licenses;
•	international and Brazilian political, economic and social developments;
•	military operations, terrorist attacks, wars or embargoes; and
•	the costs and availability of adequate insurance coverage.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors, including those in “Risk Factors” set forth in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

S-2

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this prospectus supplement, references to “Real,” “Reais” or “R$” are to Brazilian Reais and references to “U.S. Dollars” or “U.S.$” are to United States Dollars.

We have incorporated by reference in this prospectus supplement the following financial statements of PIFCo, which we refer to as the “PIFCo financial statements”: (a) the audited consolidated financial statements of PIFCo as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005, which are included in PIFCo’s Annual Report on Form 20-F filed with the Securities and Exchange Commission, or SEC, on June 28, 2006 and (b) the unaudited consolidated financial statements of PIFCo as of and for the six-month period ended June 30, 2006, which are included in PIFCo’s Report on Form 6-K furnished to the SEC on September 7, 2006. The PIFCo financial statements have been presented in U.S. Dollars and prepared in accordance with accounting principles generally accepted in the United States of America (which we refer to as “U.S. GAAP”).

We have also incorporated for reference in the prospectus supplement the following financial statements of Petrobras, which we refer to as the “Petrobras financial statements”: (a) the audited consolidated financial statements of Petrobras as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005, which are included in Petrobras’ Annual Report on Form 20-F filed with the SEC on June 28, 2006 and (b) the unaudited consolidated financial statements of Petrobras as of and for the six-month period ended June 30, 2006, which are included in Petrobras’ Report on Form 6-K furnished to the SEC on September 6, 2006. The Petrobras financial statements have been presented in U.S. Dollars and prepared in accordance with U.S. GAAP. Petrobras also publishes financial statements in Brazil in Reais in accordance with the accounting principles required by Brazilian corporate law and the regulations promulgated by the Comissão de Valores Mobiliários (Brazilian Securities Commission, or the CVM) (which we refer to as “Brazilian GAAP”). Brazilian GAAP differs in significant respects from U.S. GAAP.

Ernst & Young Auditores Independentes S/S audited Petrobras’ and PIFCo’s audited consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005. As of April 7, 2006, KPMG Auditores Independentes became Petrobras’ and PIFCo’s independent auditors. KPMG Auditores Independentes reviewed Petrobras’ and PIFCo’s unaudited consolidated financial statements as of and for the six-month period ended June 30, 2006. See “Experts.”

As described more fully in Note 2(a) to the audited consolidated financial statements of Petrobras, the U.S. Dollar amounts as of the dates and for the periods presented in the Petrobras financial statements have been remeasured or translated from the Real amounts in accordance with the criteria set forth in Statement of Financial Accounting Standard No. 52 of the U.S. Financial Accounting Standards Board, or SFAS 52. Accordingly, U.S. Dollar amounts presented in this prospectus supplement that were derived from the financial statements have been translated from Reais at the period-end exchange rate (for balance sheet items) or the average exchange rate prevailing during the period (for income statement and cash flow items).

Unless the context otherwise indicates:

•	historical data contained in this prospectus supplement that were not derived from the financial statements have been translated from Reais on a similar basis;
•

forward-looking amounts, including estimated future capital expenditures, have all been based on Petrobras 2005-2015 Strategic Plan and 2006-2010 Business Plan and have been projected on a constant basis and have been translated from reais in 2006 at an estimated average exchange rate of R$3.01 to U.S.$1.00; and

•	estimated future capital expenditures are based on the most recently budgeted amounts, which may not have been adjusted to reflect all factors that could affect such amounts.

S-3

EXCHANGE RATES

The Central Bank of Brazil allows the real/U.S. dollar exchange rate to float freely, and has intervened occasionally to control unstable fluctuations in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see the information appearing under the heading “Risk Factors” in this prospectus supplement.

The following table provides information on the selling exchange rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated. Prior to March 14, 2005, under Brazilian regulations, foreign exchange transactions were carried out on either the commercial rate exchange market or the floating rate exchange market. Rates in the two markets were generally the same. On March 14, 2005, the Brazilian National Monetary Council unified the two markets.

The tables below set forth the exchange selling rates expressed in reais per U.S. dollar for the periods indicated. For periods prior to March 14, 2005, the table below shows the commercial selling rate.

	For the Year Ended December 31, (R$/U.S.$)
	High	Low	Average(1)	Period End
2005	2.762	2.163	2.435	2.341
2004	3.205	2.654	2.926	2.654
2003	3.662	2.822	3.075	2.889
2002	3.955	2.271	2.924	3.533
2001	2.835	1.935	2.352	2.320

2006
January	2.346	2.212	2.273	2.216
February	2.222	2.118	2.159	2.136
March	2.224	2.107	2.148	2.172
April	2.172	2.089	2.131	2.089
May	2.371	2.059	2.170	2.301
June	2.302	2.164	2.251	2.164
July	2.213	2.164	2.188	2.176
August	2.191	2.133	2.157	2.139
September (through September 21, 2006)	2.197	2.128	2.155	2.197

__________________

Source: Central Bank of Brazil

(1)	Figures for each year represent the average of the month-end exchange rates during the year.

S-4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC:

PIFCo

(1)       The combined Petrobras and PIFCo Annual Report on Form 20-F for the year ended December 31, 2005, filed with the SEC on June 28, 2006.

(2)       The PIFCo Report on Form 6-K containing financial information for the six-month period ended June 30, 2006, prepared in accordance with US GAAP, furnished to the SEC on September 7, 2006.

(3)       Any future filings of PIFCo on Form 20-F made with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement, and any future reports of PIFCo on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

Petrobras

(1)       The combined Petrobras and PIFCo Annual Report on Form 20-F for the year ended December 31, 2005, filed with the SEC on June 28, 2006.

(2)       The Petrobras Report on Form 6-K relating to Petrobras 2007-2011 Business Plan, furnished to the SEC on July 5, 2006.

(3)       The Petrobras Reports on Form 6-K relating to PIFCo’s tender offer, furnished to the SEC on July 19 and 26, 2006.

(4)       The Petrobras Report on Form 6-K relating to the acquisition of the Pasadena Refinery, furnished to the SEC on September 5, 2006.

(5)       The Petrobras Reports on Form 6-K containing financial information for the six-month period ended June 30, 2006, prepared in accordance with US GAAP, furnished to the SEC on September 6, 2006.

(6)       The Petrobras Report on Form 6-K relating to the rejection of the proposed complementary pension plan, furnished to the SEC on September 13, 2006.

(7)       The Petrobras Report on Form 6-K relating to measures taken by the Bolivian government affecting its oil and gas industry, furnished to the SEC on September 14, 2006.

(8)       Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

S-5

WHERE YOU CAN FIND MORE INFORMATION

Information that we file with the SEC after the date of this prospectus supplement, and that is incorporated by reference, will automatically update and supersede the information in this prospectus supplement. This means that you should look at all of the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Raul Adalberto de Campos

Executive Manager, Investor Relations

Petróleo Brasileiro S.A.—Petrobras

Avenida República do Chile, 65

20031-912—Rio de Janeiro—RJ, Brazil

Telephone: (55-21) 3224-1510/3224-9947

Email: petroinvest@petrobras.com.br

In addition, you may review copies of the materials we file with or furnish to the SEC without charge, and copies of all or any portion of such materials can be obtained at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

S-6

SUMMARY OF THE OFFERING

This summary of the offering made by PIFCo highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

In this prospectus supplement, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A. and its consolidated subsidiaries taken as a whole, and references to “PIFCo” mean Petrobras International Finance Company, a wholly-owned subsidiary of Petrobras, and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to both Petrobras and PIFCo, unless the context requires otherwise.

PIFCo

PIFCo is a wholly-owned subsidiary of Petrobras, incorporated under the laws of the Cayman Islands. PIFCo was formed to facilitate and finance the import of crude oil and oil products by Petrobras into Brazil. Accordingly, its primary purpose is to act as an intermediary between third-party oil suppliers and Petrobras by engaging in crude oil and oil product purchases from international suppliers and reselling crude oil and oil products in U.S. Dollars to Petrobras on a deferred payment basis, at a price which includes a premium to compensate PIFCo for its financing costs. PIFCo is generally able to obtain credit to finance purchases on the same terms granted to Petrobras, and it buys crude oil and oil products at the same price that suppliers would charge Petrobras directly.

As part of Petrobras’ strategy to expand its international operations and facilitate its access to international capital markets, PIFCo engages in borrowings in international capital markets supported by Petrobras, primarily through standby purchase agreements.

In addition, PIFCo engages in a number of activities that are conducted by four wholly-owned subsidiaries:

•	Petrobras Europe Limited, or PEL, a United Kingdom company that acts as an agent and advisor in connection with Petrobras’ activities in Europe, the Middle East, the Far East and North Africa;
•	Petrobras Finance Limited, or PFL, a Cayman Islands company that facilitates an exports prepayment program linked to the resale of fuel oil and bunker fuel bought from Petrobras;
•	Bear Insurance Company Limited, or BEAR, a Bermuda company that contracts insurance for Petrobras and its subsidiaries; and
•

Petrobras Singapore Private Limited, or PSPL, a company incorporated in Singapore to trade crude oil and oil products in connection with our trading activities in Asia. This company initiated its operations in July 2006.

Since 2004, as part of Petrobras’ restructuring of its offshore subsidiaries in order to centralize trading operations, PIFCo has engaged in limited exports of oil and oil products and has begun to store oil and oil products in Asia.

PIFCo’s principal executive office is located at Anderson Square Building, P.O. Box 714, George Town, Grand Cayman, Cayman Islands, B.W.I., and its telephone number is (55-21) 3224-1410.

Petrobras

Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. For the year ended December 31, 2005 and the six-month period ended June 30, 2006, Petrobras had sales of products and services of U.S.$74.1 billion and U.S.$43.8 billion, net operating revenues of U.S.$56.3

S-7

billion and U.S.$33.5 billion and net income of U.S.$10.3 billion and U.S.$6.5 billion, respectively. Petrobras engages in a broad range of activities, which cover the following segments of its operations:

•	Exploration and Production—This segment encompasses exploration, development and production activities in Brazil.
•

Supply—This segment encompasses refining, logistics, transportation and the purchase of crude oil, as well as the purchase and sale of oil products and fuel alcohol. Additionally, this segment includes Petrobras’ petrochemical and fertilizers division, which includes investments in domestic petrochemical companies and Petrobras’ two domestic fertilizer plants.

•	Distribution—This segment encompasses oil product and fuel alcohol distribution activities conducted by Petrobras’ majority owned subsidiary, Petrobras Distribuidora S.A.-BR in Brazil.
•

Natural Gas and Power—This segment encompasses the purchase, sale and transportation of natural gas produced in or imported into Brazil. This segment includes Petrobras’ domestic electric energy commercialization activities as well as investments in domestic natural gas transportation companies, state owned natural gas distributors and thermal electric companies.

•	International—This segment encompasses international activities conducted in 15 countries, which include Exploration and Production, Supply, Distribution and Gas and Energy.
•

Corporate—This segment includes those activities not attributable to other segments, including corporate financial management, overhead related with central administration and other expenses, including pension and health care expenses.

Petrobras’ principal executive office is located at Avenida República do Chile, 65 20031-912—Rio de Janeiro—RJ, Brazil, and its telephone number is (55-21) 3224-4477.

S-8

Summary Financial Information for PIFCo

The following table sets forth PIFCo’s summary financial information, presented in U.S. Dollars and prepared in accordance with U.S. GAAP. The data as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been derived from the audited consolidated financial statements of PIFCo, which are included in PIFCo’s Annual Report on Form 20-F filed with the SEC on June 28, 2006. The data as of June 30, 2006 and for the six-months periods ended June 30, 2006 and 2005 have been derived from the unaudited consolidated financial statements of PIFCo, which are included in PIFCo’s Report on Form 6-K furnished to the SEC on September 7, 2006. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the PIFCo financial statements.

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2006	2005	2005	2004	2003
	(in millions of U.S. Dollars)
Income Statement Data:
Sales of crude oil, oil products and services	$ 9,850.7	$ 7,386.8	$ 17,136.1	$ 12,355.6	$ 6,975.5
Lease income	—	—	—	—	—
Cost of sales	(9,736.5)	(7,305.6)	(16,983.3)	(12,236.0)	(6,920.1)
Lease expense	—	—	—	—	—
Selling, general and administrative expenses	(95.5)	(59.5)	(165.7)	(99.8)	(18.6)
Operating income (loss)	18.7	21.7	(12.9)	19.8	36.8
Financial income (1)	570.4	477.4	984.0	678.8	442.9
Financial expense (1)	(598.5)	(473.2)	(998.9)	(761.2)	(482.7)
Other income, net	0.3	(0.1)	—	3.5	—
Net income (loss)	$ (9.1)	$ 25.8	$ (27.8)	$ (59.1)	$ (3.0)

	As of June 30,	As of December 31,
	2006	2005	2004	2003
	(in millions of U.S. Dollars)
Balance Sheet Data:
Cash and cash equivalents	$ 417.9	$ 230.7	$ 1,107.3	$ 664.2
Total assets	18,882.4	16,748.9	14,670.6	10,196.6
Short-term loans payable to related parties	6,371.3	4,346.1	2,881.5	2,442.8
Short-term debt and current portion of long-term debt	1,036.1	891.1	680.9	1,076.4
Capital lease	—	—	—	—
Long-term debt	5,314.3	5,908.4	6,151.8	5,825.3
Capital lease—long-term	—	—	—	—
Total stockholder’s equity	(1.1)	8.0	35.7	94.8

(1)       Financial income represents primarily the imputed interest realized from PIFCo’s sales of crude oil and oil products to Petrobras. Financial expense consists primarily of costs incurred by PIFCo in financing its activities in connection with the importation by Petrobras of oil and oil products.

S-9

Summary Financial Information for Petrobras

The following table sets forth Petrobras’ summary financial information, presented in U.S. Dollars and prepared in accordance with U.S. GAAP. The data as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been derived from the audited consolidated financial statements of Petrobras, which are included in Petrobras’ Annual Report on Form 20-F filed with the SEC on June 28, 2006. The data as of June 30, 2006 and for the six-months periods ended June 30, 2006 and 2005 have been derived from the unaudited consolidated financial statements of Petrobras, which are included in Petrobras’ Report on Form 6-K furnished to the SEC on September 6, 2006. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the Petrobras financial statements.

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
Income Statement Data:	2006	2005	2005	2004	2003
	(in millions of U.S. Dollars)
Sales of products and services	$ 43,775	32,292	$ 74,065	$ 51,954	$ 42,690
Net operating revenues	33,521	24,428	56,324	38,428	30,914
Cost of sales	(17,169)	(12,614)	(29,828)	(21,279)	(15,533)
Depreciation, depletion and amortization	(1,633)	(1,401)	(2,926)	(2,481)	(1,785)
Exploration, including exploratory dry holes	(301)	(276)	(1,009)	(613)	(512)
Impairment of oil and gas properties	—	—	(156)	(65)	(70)
Selling, general and administrative expenses	(2,361)	(1,887)	(4,474)	(2,901)	(2,091)
Research and development expenses	(339)	(166)	(399)	(248)	(201)
Other operating expenses	(278)	(657)	(582)	(259)	(326)
Total costs and expenses	(22,081)	(17,001)	(39,374)	(27,846)	(20,518)
Equity in results of non-consolidated companies	57	74	139	172	141
Financial income	401	113	710	956	634
Financial expenses	(896)	(744)	(1,189)	(1,733)	(1,247)
Monetary and exchange variation on monetary assets and liabilities, net	159	453	248	450	509
Employee benefit expense for non-active participants	(508)	(458)	(994)	(650)	(595)
Other taxes	(287)	(167)	(373)	(440)	(333)
Other expenses, net	(32)	(84)	(899)	(402)	(732)
	(1,106)	(813)	(2,358)	(1,647)	(1,623)
Income before income taxes and minority interest and accounting change	10,334	6,614	14,592	8,935	8,773
Extraordinary gain, net of tax	—	—	158	—	—
Cumulative effect of change in accounting principles, net of income tax	—	—	—	—	697
Income tax (expense)	(3,490)	(2,083)	(4,441)	(2,231)	(2,663)
Minority interest	(330)	(366)	35	(514)	(248)
Net income	$ 6,514	$ 4,165	$ 10,344	$ 6,190	$6,559

Cash Flow Data:
Cash provided by (used in)
Operating activities	9,182	6,877	$ 15,115	$8,155	$8,569
Investing activities	(5,778)	(4,516)	(10,207)	(7,743)	(6,785)
Financing activities	(3,553)	(2,588)	(2,625)	(2,204)	2,376

	As of June 30,	As of December 31,
	2006	2005	2004	2003
	(in millions of U.S. Dollars)
Balance Sheet Data:
Cash and cash equivalents	$ 10,385	$ 9,871	$ 6,856	$ 8,344
Total assets	87,018	78,625	63,082	53,612
Short-term debt and current portion of long-term debt	2,876	2,378	1,746	2,474
Current portion of project financings and capital lease obligations	2,352	2,652	1,579	1,220

S-10

	As of June 30,	As of December 31,
	2006	2005	2004	2003
	(in millions of U.S. Dollars)
Balance Sheet Data:
Long-term debt	10,400	11,503	12,145	11,888
Project financings and capital lease obligations	4,254	4,644	5,468	6,308
Total stockholders’ equity	41,879	32,917	22,506	16,336

S-11

 The Offering

Issuer	Petrobras International Finance Company, or “PIFCo.”
The Notes	U.S.$ 500,000,000 aggregate principal amount of % Global Notes due 2016.
Closing Date	, 2006
Maturity Date	, 2016
Interest	The notes will bear interest from the closing date at the rate of % per annum, payable semiannually in arrears on each interest payment date.
Interest Payment Dates	April and October of each year, commencing on April , 2007.
Codes
(a) Common Code
(b) ISIN
(c) CUSIP
Use of Proceeds

PIFCo intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the financing of the purchase of oil product imports and the repayment of existing trade-related debt and inter-company loans. PIFCo may also lend some portion of the net proceeds to Petrobras, which Petrobras would use for general corporate purposes. See “Use of Proceeds.”

Reopening

PIFCo currently plans to refinance certain series of its outstanding securities in the near future through an exchange offer, but it cannot assure you that any such refinancings will occur. In connection with such refinancings, PIFCo plans to issue notes fungible with the notes offered in this prospectus supplement in a principal amount not to exceed $500,000,000 and exchange these notes for certain series of its outstanding securities. The foregoing statements do not constitute any offer of these notes.

Indenture

The notes offered hereby will be issued pursuant to an indenture between PIFCo and JPMorgan Chase Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee, dated as of July 19, 2002, as supplemented by the fifth supplemental indenture, dated as of the closing date, among PIFCo, Petrobras and the trustee. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the fifth supplemental indenture. See “Description of the Notes.”

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Standby Purchase Agreement

The notes will have the benefit of credit support in the form of a standby purchase agreement under which Petrobras will be obligated to make certain payments to the trustee in the event PIFCo fails to make required payments of principal, interest and other amounts due under the notes and the indenture. Under the standby purchase agreement, Petrobras will be required to purchase from the holders of the notes, and in consideration pay to the trustee amounts in respect of, the noteholders’ right to receive (i) the amount of any interest or other amounts not paid by PIFCo in accordance with the terms of the notes and the indenture, (ii) the entire principal amount of the notes in the event PIFCo fails to make any required payment of principal at the maturity of the notes or earlier upon any redemption, repurchase or acceleration of the notes prior to the maturity date, (iii) the entire principal amount of the notes in the event that a holder of a note requires PIFCo to repurchase such note in accordance with the terms of the indenture and (iv) interest on all of the foregoing amounts at the rate of 1% above the note rate, which we refer to as the default rate, for payments beyond the date that PIFCo was required to make such payments under the indenture. See “Description of the Standby Purchase Agreement.”

Ranking

The notes constitute general senior unsecured and unsubordinated obligations of PIFCo which will at all times rank pari passu among themselves and with all other senior unsecured obligations of PIFCo that are not, by their terms, expressly subordinated in right of payment to the notes.

The obligations of Petrobras under the standby purchase agreement constitute general senior unsecured obligations of Petrobras which will at all times rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to Petrobras’ obligations under the standby purchase agreement.

Optional Redemption

PIFCo may redeem any of the notes at any time in whole or in part by paying the greater of the principal amount of the notes and a “make-whole” amount, plus, in each case, accrued interest, as described under “Description of the Notes3/4Optional Redemption.”

Early Redemption at PIFCo’s Option Solely for Tax Reasons

The notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at PIFCo’s option at any time only in the event of certain changes affecting taxation. See “Description of the Notes—Optional Redemption.”

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Covenants

The terms of the indenture will require PIFCo, among other things, to:

•     pay all amounts owed by it under the indenture and the notes when such amounts are due;

•     maintain an office or agent in New York for the purpose of service of process and maintain a paying agent located in the United States;

•     ensure that the notes continue to be senior obligations of PIFCo;

•     use proceeds from the issuance of the notes for specified purposes;

•     give notice to the trustee of any default or event of default under the indenture;

•     provide certain financial statements to the trustee;

•     take actions to maintain the trustee’s or the noteholders’ rights under the relevant transaction documents; and

•     replace the trustee upon any resignation or removal of the trustee.

In addition, the terms of the indenture will restrict the ability of PIFCo and its subsidiaries, among other things, to:

•     undertake certain mergers, consolidations or similar transactions; and

•     create certain liens on its assets or pledge its assets.

Similar covenants and some additional covenants apply to Petrobras under the standby purchase agreement.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Covenants” and “Description of the Standby Purchase Agreement.”

Events of Default	• failure to pay principal within three calendar days of its due date;
• failure to pay interest within 30 calendar days of any interest payment date;
• breach of a covenant or agreement in the indenture or the standby purchase agreement by PIFCo and Petrobras, respectively if not remedied within 60 calendar days;
• acceleration of a payment on the indebtedness of PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras that equals or exceeds U.S.$100 million;
• a final judgment against PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras that equals or exceeds U.S.$100 million;
• certain events of bankruptcy, liquidation or insolvency of PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras;
• certain events relating to the unenforceability of the notes, the indenture or the standby purchase agreement against PIFCo or Petrobras;
• Petrobras ceases to own at least 51% of PIFCo’s outstanding voting shares.

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The events of default are subject to a number of important qualifications and limitations. See “Description of the Notes—Events of Default.”
Modification of Notes, Indenture and Standby Purchase Agreement

The terms of the indenture may be modified by PIFCo and the trustee, and the terms of the standby purchase agreement may be modified by Petrobras and the trustee, in some cases without the consent of the holders of the notes. See “Description of the Standby Purchase Agreement” in this prospectus supplement and “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Clearance and Settlement

The notes will be issued in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, and will trade in DTC’s Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Clearance and Settlement.”

Withholding Taxes; Additional Amounts

Any and all payments of principal, premium, if any, and interest in respect of the notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, levies, imposts or charges whatsoever imposed, levied, collected, withheld or assessed by Brazil, the Cayman Islands, Luxembourg or any other jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If PIFCo is required by law to make such withholding or deduction, it will pay such additional amounts as necessary to ensure that the noteholders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. In the event Petrobras is obligated to make payments to the noteholders under the standby purchase agreement, Petrobras will pay such additional amounts necessary to ensure that the noteholders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Notes—Covenants—Additional Amounts” and “Description of the Standby Purchase Agreement—Additional Amounts.”

Governing Law	The indenture, the notes and the standby purchase agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Form and denomination

The notes will be in global registered form without interest coupons attached. The notes will be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

Listing

The notes have not been listed on any securities exchange. PIFCo may apply for a listing of the notes on the New York Stock Exchange at some time after the closing date, but there is no certainty that an application will be made or that the listing will be approved by the New York Stock Exchange.

Risk Factors	You should carefully consider the risk factors discussed beginning on page S-15 before purchasing any notes.

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RISK FACTORS

Risks Relating to PIFCo

PIFCo may not earn enough money from its own operations to meet its debt obligations.

PIFCo is a direct wholly-owned subsidiary of Petrobras incorporated in the Cayman Islands as an exempted company with limited liability. Accordingly, PIFCo’s financial position and results of operations are largely affected by the decisions of Petrobras, its parent company. PIFCo has limited operations consisting principally of the purchase of crude oil and oil products from third parties and the resale of those products to Petrobras, with financing for such operations provided by Petrobras as well as third-party credit providers. PIFCo also buys and sells crude oil and oil products from and to Petrobras, third parties and affiliates on a limited basis. PIFCo’s ability to pay interest, principal and other amounts due on its outstanding and future debt obligations will depend upon a number of factors, including:

•	the financial condition and results of operations of Petrobras;
•	the extent to which Petrobras continues to use PIFCo’s services for market purchases of crude oil and oil products;
•	Petrobras’ willingness to continue to make loans to PIFCo and provide PIFCo with other types of financial support;
•	PIFCo’s ability to access financing sources, including the international capital markets and third-party credit facilities; and
•	PIFCo’s ability to transfer its financing costs to Petrobras.

In the event of a material adverse change in the financial condition or results of operations of Petrobras or in Petrobras’ financial support of PIFCo, PIFCo may not have sufficient funds to repay all amounts due on its indebtedness. See “(Risks Relating to Petrobras” for a more detailed description of certain risks that may have a material adverse impact on the financial condition or results of operations of Petrobras and therefore affect PIFCo’s ability to meet its debt obligations.

If Brazilian law restricts Petrobras from paying PIFCo in U.S. dollars, PIFCo may have insufficient U.S. dollar funds to make payments on its debt obligations.

PIFCo obtains substantially all of its funds from Petrobras’ payments in U.S. dollars for crude oil that Petrobras purchases from PIFCo. In order to remit U.S. dollars to PIFCo, Petrobras must comply with Brazilian foreign exchange control regulations, including preparing specified documentation to be able to obtain U.S. dollar funds for payment to PIFCo. If Brazilian law were to impose additional restrictions, limitations or prohibitions on Petrobras’ ability to convert reais into U.S. dollars, PIFCo may not have sufficient U.S. dollar funds available to make payment on its debt obligations. Such restrictions could also have a material adverse effect on the Brazilian economy or Petrobras’ business, financial condition and results of operations.

PIFCo may be limited in its ability to pass on its financing costs.

PIFCo is principally engaged in the purchase of crude oil and oil products for sale to Petrobras, as described above. PIFCo regularly incurs indebtedness related to such purchases and/or obtain financing from Petrobras or third-party creditors. At December 31, 2005, approximately 20% of PIFCo’s indebtedness was floating-rate debt denominated in U.S. dollars. All such indebtedness has the benefit of Petrobras’ standby purchase obligation or other support. PIFCo has historically passed on its financing costs to Petrobras by selling crude oil and oil products to Petrobras at a premium to compensate for its financing costs. Although Petrobras intends to continue this practice in the future, it cannot assure you that it will. PIFCo’s inability to transfer its financing costs to

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Petrobras could have a material adverse effect on PIFCo’s business and on its ability to meet its debt obligations in the long term.

Risks Relating to Petrobras

Substantial or extended declines in the prices of crude oil and oil products may have a material adverse effect on the income of Petrobras.

The major part of Petrobras’ revenue is derived from sales of crude oil and oil products. Petrobras does not, and will not, have control over the factors affecting international prices for crude oil and oil products. The average prices of Brent crude, an international benchmark oil, were approximately U.S.$ 54.38 per barrel for 2005, U.S.$38.21 per barrel for 2004 and U.S.$28.84 per barrel for 2003. Changes in crude oil prices typically result in changes in prices for oil products.

Historically, international prices for crude oil and oil products have fluctuated widely as a result of many factors. These factors include:

•	global and regional economic and political developments in crude oil producing regions, particularly in the Middle East;
•	the ability of the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producing nations to set and maintain crude oil production levels and prices;
•	global and regional supply and demand for crude oil and oil products;
•	competition from other energy sources;
•	domestic and foreign government regulations;
•	weather conditions; and
•	global conflicts and acts of terrorism.

Volatility and uncertainty in international prices for crude oil and oil products may continue. Substantial or extended declines in international crude oil prices may have a material adverse effect on Petrobras, results of operations and financial condition, and the value of Petrobras’ proved reserves. In addition, significant decreases in the price of crude oil may cause Petrobras to reduce or alter the timing of the company’s capital expenditures, and this could adversely affect the company’s production forecasts in the medium term and its future reserve estimates.

The ability of Petrobras to achieve its growth objectives depends on discovering additional reserves and successfully developing them, and failure to do so could prevent Petrobras from achieving its long-term goals for growth in production.

Petrobras’ ability to achieve its growth objectives is highly dependent upon discovering additional reserves, as well as successfully developing its current reserves. In addition, the company’s exploration activities expose it to the inherent risks of drilling, including the risk that Petrobras will not discover commercially productive crude oil or natural gas reserves. The costs of drilling wells are often uncertain, and numerous factors beyond the control of Petrobras (such as unexpected drilling conditions, equipment failures or accidents and shortages or delays in the availability of drilling rigs and the delivery of equipment) may cause drilling operations to be curtailed, delayed or cancelled. These risks are heightened when drilling in deep water (between 300 and 1,500 meters water depth) and ultra deep water (more than 1,500 meters). Deep water drilling represented approximately 36% of the exploratory wells drilled by Petrobras in 2005, a higher proportion than for many other oil and gas producers.

Unless Petrobras conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the company’s proved reserves will decline as reserves are extracted. If

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Petrobras fails to gain access to additional reserves it may not achieve its long-term goals for production growth and the company’s results of operations and financial condition may be adversely affected.

Petrobras’ crude oil and natural gas reserve estimates involve some degree of uncertainty, which could adversely affect the company’s ability to generate income.

The proved crude oil and natural gas reserves set forth in this prospectus supplement are Petrobras’ estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Petrobras’ proved developed crude oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. There are uncertainties in estimating quantities of proved reserves related to prevailing crude oil and natural gas prices applicable to Petrobras’ production, which may lead to revisions to the company’s reserve estimates. Downward revisions in the reserve estimates of Petrobras could lead to lower future production, which could have an adverse effect on the company’s results of operations and financial condition.

Petrobras is subject to numerous environmental and health regulations that have become more stringent in the recent past and may result in increased liabilities and increased capital expenditures.

The activities of Petrobras are subject to a wide variety of federal, state and local laws, regulations and permit requirements relating to the protection of human health and the environment, both in Brazil and in other jurisdictions in which Petrobras operates. In Brazil, the company could be exposed to administrative and criminal sanctions, including warnings, fines and closure orders, for non-compliance with these environmental regulations, which, among other things, limit or prohibit emissions or spills of toxic substances produced in connection with Petrobras’ operations. In 2005, Petrobras experienced spills totaling 71,141 gallons of crude oil, as compared to 140,000 gallons in 2004 and 73,000 gallons in 2003. As a result of certain of these spills, the company was fined by various state and federal environmental agencies, named the defendant in several civil and criminal suits and remain subject to several investigations and potential civil and criminal liabilities. Waste disposal and emissions regulations may require Petrobras to clean up or retrofit the company’s facilities at substantial cost and could result in substantial liabilities. The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources, or IBAMA) routinely inspects Petrobras’ oil platforms in the Campos Basin, and may impose fines, restrictions on operations or other sanctions in connection with its inspections. In addition, Petrobras is subject to environmental laws that require it to incur significant costs to remedy any damage that a project may cause to the environment (environmental compensation). These additional costs may have a negative impact on the profitability of the projects that Petrobras intends to implement or may make such projects economically unfeasible.

As environmental regulations become more stringent, it is probable that the capital expenditures of Petrobras for compliance with environmental regulations and to effect improvements in the company’s health, safety and environmental practices will increase substantially in the future. Because Petrobras’ capital expenditures are subject to approval by the Brazilian government, increased expenditures to comply with environmental regulations could result in reductions in other strategic investments. Any such reduction may have a material adverse effect on the company’s results of operations or financial condition.

Petrobras may incur losses and spend time and money defending pending litigation and arbitration.

Petrobras is currently a party to numerous legal proceedings relating to civil, administrative, environmental, labor and tax claims. These claims involve substantial amounts of money and other remedies. Several individual disputes account for a significant part of the total amount of claims against Petrobras. For example, on the grounds that drilling and production platforms may not be classified as sea-going vessels, the Brazilian Revenue Service asserted that overseas remittances for charter payments should be reclassified as lease payment and subject to a withholding tax of 25%. They have filed two tax assessments against Petrobras in the aggregate amount of R$3,157 million (approximately U.S.$1,098 million).

Petrobras may also be subject to labor litigation in connection with recent changes in Brazilian laws relating to retirement benefits affecting the company’s employees.

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In the event that claims involving a material amount and for which Petrobras has no provisions were to be decided against the company, or in the event that the losses estimated turn out to be significantly higher than the provisions made, the aggregate cost of unfavorable decisions could have a material adverse effect on Petrobras’ financial condition and results of operations. Additionally, the company’s management may be required to direct its time and attention to defending these claims, which could preclude them from focusing on the core business of Petrobras. Depending on the outcome, certain litigation could result in restrictions on the company’s operations and have a material adverse effect on certain of Petrobras’ businesses.

If the State of Rio de Janeiro enforces a law imposing ICMS on oil upstream activities, Petrobras’ results of operations and financial condition may be adversely affected.

In June 2003, the State of Rio de Janeiro enacted a law, referred to as “Noel Law,” imposing Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, a state sales tax, on upstream activities. The constitutionality of the Noel Law is currently being challenged in the Brazilian Supreme Court (Supremo Tribunal Federal, or STF) and although the law is technically in force, the government of the State of Rio de Janeiro has not yet enforced it. Currently, the ICMS for fuels derived from oil is assessed at the point of sale but not at the wellhead level. If the State of Rio de Janeiro enforces the Noel Law, it is unlikely (depending on the grounds of the Supreme Court’s decision) that the other states would allow Petrobras to use the tax imposed at the wellhead level in Rio de Janeiro as a credit to offset the tax imposed at the sale level. Therefore, Petrobras would have to pay ICMS at both levels. Petrobras estimates that the amount of ICMS that it would be required to pay to the State of Rio de Janeiro could increase by approximately R$8.51 billion (U.S.$3.52 billion) per year. This increase could have a material adverse effect on the results of operations and financial condition of Petrobras.

Petrobras’ participation in the domestic power market has generated losses and may not become profitable.

Consistent with the global trend of other major oil and gas companies and to secure demand for Petrobras’ natural gas, the company participates in the domestic power market. Despite a number of incentives introduced by the Brazilian government to promote the development of gas-fired power plants, development of such plants has been slow due to the market structure and regulation of the power industry, among other things. Petrobras has invested, alone or with other investors, in fourteen (twelve in operation and two under construction or development) of the 39 gas-fired power generation plants. Demand for energy produced by Petrobras’ gas-fired power plants has been lower than expected mainly as a result of good hydrological conditions in the last years that increased the supply and lowered the prices of energy from hydroelectric power plants. The main risks associated with the gas-fired power business of Petrobras are:

•	Physical demand for Petrobras’ installed capacity, which is influenced by the current and expected market prices of natural gas;
•	The potential mismatch between contracted price indexation for energy to be sold by gas-fired power companies and the cost of natural gas or other substitute fuel supply; and
•

The dependence on construction of pipelines and other infrastructure to transport and produce natural gas and the commitment to purchase firm quantities of natural gas to satisfy the requirement of the new regulatory model for power generation in order to sell under long term energy contracts.

As a result of the foregoing, Petrobras’ participation in the domestic power market has generated losses and may not become profitable.

Petrobras may not be able to obtain financing for all of Petrobras’ planned investments, and failure to do so could adversely affect the company’s operating results and financial condition.

The Brazilian government maintains control over Petrobras’ budget of and establishes limits on the company’s investments and long-term debt. As a state-controlled entity, Petrobras must submit a proposed annual budget to the Ministry of Planning, Budget and Management, the Ministry of Mines and Energy, and the Brazilian

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Congress for approval. If Petrobras cannot obtain financing that does not require Brazilian government approval, such as structured financings, the company may not be free to make all the investments it envisions, including those Petrobras had agreed to make to expand and develop Petrobras’ crude oil and natural gas fields. If Petrobras is unable to make these investments, its operating results and financial condition may be adversely affected.

Currency fluctuations could have a material adverse effect on the financial condition and results of operations of Petrobras, because most of Petrobras’ revenues are in reais and a large portion of the company’s liabilities are in foreign currencies.

The principal market for Petrobras’ products is Brazil, and over the last three fiscal years over 78% of Petrobras’ revenues have been denominated in reais. A substantial portion of Petrobras’ indebtedness and some of the company’s operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. dollars and other foreign currencies. In addition, during 2005 Petrobras imported U.S.$8.1 billion of crude oil and oil products, the prices of which were all denominated in U.S. dollars.

The real depreciated 52.3% in 2002 against the U.S. dollar before appreciating 18.2%, 8.1% and 11.8% against the U.S. dollar in 2003, 2004 and 2005, respectively. As of September 21, 2006, the exchange rate of the real to the U.S. dollar was R$2.197 per U.S.$1.00, representing an appreciation of approximately 6.1% in 2006 year-to-date. The value of the real in relation to the U.S. dollar may continue to fluctuate and may include a significant depreciation of the real against the U.S. dollar as occurred in 2002. Any future substantial depreciation of the real may adversely affect the operating cash flows of Petrobras and the company’s ability to meet its foreign currency-denominated obligations.

Petrobras is exposed to increases in prevailing market interest rates, which leaves Petrobras vulnerable to increased financing expenses.

As of December 31, 2005, approximately 52.5% of the total indebtedness of Petrobras consisted of floating rate debt. The company has not entered into derivative contracts or made other arrangements to hedge against interest rate risk. Accordingly, if market interest rates (principally LIBOR) rise, Petrobras’ financing expenses will increase, which could have an adverse effect on the results of operations and financial condition of Petrobras.

Petrobras is not insured against business interruption for its Brazilian operations and most of its assets are not insured against war and terrorism.

Petrobras does not maintain coverage for business interruption for its Brazilian operations. If, for instance, the company’s workers were to strike, the resulting work stoppages could have an adverse effect on Petrobras, as the company does not carry insurance for losses incurred as a result of business interruptions of any nature, including business interruptions caused by labor action. In addition, Petrobras does not insure most of its assets against war and terrorism. A terrorist attack or an operational incident causing an interruption of business could therefore have a material adverse effect on Petrobras’ financial condition or results of operations.

Petrobras is subject to substantial risks relating to Petrobras’ international operations, in particular in Latin America and the Middle East.

Petrobras operates in a number of different countries, particularly in Latin America, West Africa and the Middle East that can be politically, economically and socially unstable. The results of operations and financial condition of the company’s subsidiaries in these countries may be adversely affected by fluctuations in their local economies, political instability and governmental actions relating to the economy, including:

•	the imposition of exchange or price controls;
•	the imposition of restrictions on hydrocarbon exports;
•	the depreciation of local currencies;

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•	the nationalization of oil and gas reserves; or
•	increases in export tax / income tax rates for crude oil and oil products.

If one or more of the risks described above were to materialize Petrobras may not achieve its strategic objectives in these countries or in its international operations as a whole, which may result in a material adverse effect on the company’s results of operations and financial condition.

Of the countries outside of Brazil in which Petrobras operates, Argentina is the most significant, representing approximately 40% of the company’s total international crude oil and natural gas production and 28% of international proved crude oil and natural gas reserves at December 31, 2005. In response to the Argentine crisis, the Argentine government has made a number of changes in the regulatory structure of the electricity and gas sectors and has fixed export tax rates for crude oil, natural gas and oil products. Petrobras also has significant operations in Bolivia and Venezuela that represented, respectively, approximately 21% and 18% of its total international production in barrels of oil equivalent and 27% and 22% of its international proved crude oil and natural gas reserves at December 31, 2005. Both Bolivia and Venezuela have recently announced certain nationalization measures that may generate material losses to Petrobras. At present, there is much uncertainty in the political, economic and social situations, generally in these two countries. See “—Risks Relating to Petrobras( The recent nationalization measures taken by the Bolivian and Venezuelan governments may have an adverse effect on the results of operations and financial condition of Petrobras” for a description of the risks associated with these nationalization measures. Deterioration of the situation in Argentina, Bolivia or Venezuela may have an adverse effect on Petrobras’ results of operations and financial condition.

The recent nationalization measures taken by the Bolivian and Venezuelan governments may have an adverse effect on the results of operations and financial condition of Petrobras.

The Bolivian and Venezuelan governments have recently increased their participation in their respective domestic oil and gas industries, which may generate material losses to Petrobras.

Petrobras’ consolidated interests related to Bolivia include two refineries, oil and gas reserves, which represented approximately 2.7% of the company’s total reserves at December 31, 2005 and Petrobras’ interest in the Bolivia-Brazil gas pipeline (GTB). Petrobras also holds a long-term gas supply agreement, or the GSA, for the purchase of natural gas from the Bolivian state oil company, Yacimientos Petrolíferos Fiscales Bolivianos –YPFB. Petrobras has been operating in Bolivia since 1996. As of December 31, 2005, the book value of Bolivia assets were U.S.$ 990million. On May 1, 2006, the Bolivian government announced that it would nationalize several industries in the country, including the oil and gas industry. As a result, Petrobras’ interest in the two refineries and the oil and gas reserves in Bolivia will be reduced. It is uncertain if and how the company will be compensated for these losses. In 2005, the natural gas that Petrobras imported from Bolivia represented approximately 53% of the company’s total natural gas sales. Petrobras supplies this natural gas to the Brazilian market, including local distribution companies and gas-fired power plants in which the company has an interest.

Petrobras’ interests in Venezuela include oil and gas reserves, which represented approximately 2.3% of the company’s total reserves at December 31, 2005. In April 2005, the Venezuelan Energy and Oil Ministry instructed PDVSA to review thirty-two operating agreements signed by PDVSA with oil companies from 1992 through 1997. In addition, PDVSA was instructed to take measures in order to convert all effective operating agreements into state-controlled companies in order to grant the Venezuelan government, through PDVSA, more than 50% ownership of each field, including agreements with Petrobras’ affiliates in connection with the areas of Oritupano Leona, La Concepcion, Acema and Mata. As a result, as of December 31, 2005, Petrobras recorded an impairment charge in order to adjust the book value of its Venezuelan assets in the amount of U.S.$134 million. In March 31, 2006, Petrobras, Petróleos de Venezuela S.A. (PDVSA) and Corporación Venezolana del Petróleo S.A. (CVP), entered into memorandums of understanding (MOUs) in order to effect the migration of the operating agreements to partially state-owned companies (“mixed companies”), whereby the interest of PDVSA in each mixed company will be 60%. The economic effects of the migration are effective since April 1, 2006.

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As a result of the foregoing, Petrobras currently cannot estimate the degree to which these nationalization measures will affect the company, and believes they may have a material adverse effect on its results of operations and financial condition.

Risks Relating to the Relationship between Petrobras and the Brazilian Government

The Brazilian government, as the controlling shareholder of Petrobras, may cause the company to pursue certain macroeconomic and social objectives that may have an adverse effect on its results of operations and financial condition.

The Brazilian government, as the controlling shareholder of Petrobras, has pursued, and may pursue in the future, certain of its macroeconomic and social objectives through Petrobras. Brazilian law requires the Brazilian government to own a majority of the company’s voting stock, and so long as it does, the Brazilian government will have the power to elect a majority of the members of Petrobras’ board of directors and, through them, a majority of the executive officers who are responsible for the day-to-day management of Petrobras. As a result, the company may engage in activities that give preference to the objectives of the Brazilian government rather than to the economic and business objectives of Petrobras. In particular, Petrobras continues to assist the Brazilian government to ensure that the supply of crude oil and oil products in Brazil meets Brazilian consumption requirements. Accordingly, Petrobras may make investments, incur costs and engage in sales on terms that may have an adverse effect on the company’s results of operations and financial condition.

If the Brazilian government reinstates controls over the prices Petrobras can charge for crude oil and oil products, such price controls could affect the financial condition and results of operations of the company.

In the past, the Brazilian government set prices for crude oil and oil products in Brazil, often below prices prevailing in the world oil markets. These prices involved elements of cross-subsidy among different oil products sold in various regions in Brazil. The cumulative impact of this price regulation system on Petrobras is recorded as an asset on the balance sheet of Petrobras under the line item “Petroleum and Alcohol Account—Receivable from the Brazilian government.” The balance of the account at December 31, 2005 was U.S.$329 million. All price controls for crude oil and oil products ended on January 2, 2002, however, the Brazilian government could decide to reinstate price controls in the future as a result of market instability or other conditions. If this were to occur, Petrobras’ financial condition and results of operations could be adversely affected.

Petrobras does not own any of the crude oil and natural gas reserves in Brazil.

A guaranteed source of crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income. Under Brazilian law, the Brazilian government owns all crude oil and natural gas reserves in Brazil and the concessionaire owns the oil and gas it produces. Petrobras possesses the exclusive right to develop the company’s reserves pursuant to concession agreements awarded to Petrobras by the Brazilian government and owns the goods produced under the concession agreements, but if the Brazilian government were to restrict or prevent Petrobras from exploiting these crude oil and natural gas reserves, Petrobras’ ability to generate income would be adversely affected.

Risks Relating to Brazil

The Brazilian government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on the business of Petrobras and may have a material adverse effect on the company’s results of operations and financial condition.

The Brazilian government’s economic policies may have important effects on Brazilian companies, including Petrobras, and on market conditions and prices of Brazilian securities. Petrobras’ financial condition and results of operations may be adversely affected by the following factors and the Brazilian government’s response to these factors:

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•	devaluations and other exchange rate movements;
•	inflation;
•	exchange control policies;
•	social instability;
•	price instability;
•	energy shortages;
•	interest rates;
•	liquidity of domestic capital and lending markets;
•	tax policy; and
•	other political, diplomatic, social and economic developments in or affecting Brazil.

Political instability may adversely affect the results of operations and the price of the securities of Petrobras.

The performance of the Brazilian economy has historically been influenced by the domestic political scenario. Political crises have, in the past, affected the confidence of investors and of the general public and resulted in economic slowdowns, adversely affecting the market price of the shares of publicly-listed companies.

The Brazilian Congress is currently conducting investigations on, among other matters, allegations related to contributions to political campaigns that were unaccounted for or not publicly disclosed, including contributions made to various important members of the current federal administration. Such allegations have resulted in the replacement of key ministers and occupied most of Congress’ agenda. In addition, some allegations implicated other companies controlled by the Brazilian government. If these investigations were to impact the confidence of the general public and/or of investors, or result in an economic slowdown in Brazil, Petrobras’ results of operations and the price of the company’s shares could be adversely affected.

Additionally, presidential elections in Brazil will take place in October 2006 and Petrobras cannot assure you that the next administration will maintain the economic policies that were adopted by the current administration. The uncertainties relating to the election may impact the confidence of the general public and of investors and the price of Petrobras’ securities may be adversely affected.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect the market value of Petrobras’ securities and financial condition.

The principal market of Petrobras is Brazil, which has, in the past, periodically experienced extremely high rates of inflation. Inflation, along with governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rates of inflation, as measured by the National Wide Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA), have decreased from 2,477.15% in 1993 to 916.46% in 1994 and to 5.97% in 2000. The same index increased to 9.30% in 2003, before decreasing to 7.60% in 2004 and to 5.69% in 2005. Considering the historically high rates of inflation, Brazil may experience higher levels of inflation in the future. The lower levels of inflation experienced since 1995 may not continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation, which may adversely affect the company’s financial condition.

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Access to international capital markets for Brazilian companies is influenced by the perception of risk in Brazil and other emerging economies, which may hurt Petrobras’ ability to finance operations and the trading values of the company’s securities.

International investors generally consider Brazil to be an emerging market. As a result, economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies. As a result of economic problems in various emerging market countries in recent years (such as the Asian financial crisis of 1997, the Russian financial crisis in 1998 and the Argentine financial crisis that began in 2001), investors have viewed investments in emerging markets with heightened caution. These crises produced a significant outflow of U.S. dollars from Brazil, causing Brazilian companies to face higher costs for raising funds, both domestically and abroad, and impeding access to international capital markets. Increased volatility in securities markets in Latin American and in other emerging market countries may have a negative impact on the trading value of the company’s securities. Petrobras cannot assure you that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to the company.

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Risks Relating to PIFCo’s Debt Securities

The market for PIFCo’s notes may not be liquid.

PIFCo’s notes are not listed on any securities exchange and are not quoted through an automated quotation system. PIFCo may apply for a listing of the notes on the New York Stock Exchange at some time after the closing date, but there is no certainty that an application will be made or that the listing will be approved by the New York Stock Exchange. We can make no assurance as to the liquidity of or trading markets for PIFCo’s notes. We cannot guarantee that the holders of PIFCo’s notes will be able to sell their notes in the future. If a market for PIFCo’s notes does not develop, holders of PIFCo’s notes may not be able to resell the notes for an extended period of time, if at all.

Restrictions on the movement of capital out of Brazil may impair your ability to receive payments on the standby purchase agreement.

The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the Brazilian government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed, could impair or prevent the conversion of payments under the standby purchase agreement from reais into U.S. dollars and the remittance of the U.S. dollars abroad. The Brazilian government could decide to take similar measures in the future. We cannot assure you that the Brazilian government will not take similar measures in the future.

Enforcement of Petrobras obligations under the standby purchase agreement might take longer than expected.

Petrobras will enter into a standby purchase agreements in support of PIFCo’s obligations under its notes and indentures. Petrobras’ obligation to purchase from the PIFCo noteholders any unpaid amounts of principal, interest and other amounts due under the PIFCo notes and the indenture applies, subject to certain limitations, irrespective of whether any such amounts are due at maturity of the PIFCo notes or otherwise.

Petrobras has been advised by its counsel that the enforcement of the standby purchase agreement in Brazil against it, if necessary, will occur under a form of judicial process that, while similar, has certain procedural differences from those applicable to enforcement of a guarantee and, as a result, the enforcement of the standby purchase agreement may take longer than would otherwise be the case with a guarantee.

Petrobras may not be able to pay its obligations under the standby purchase agreement in U.S. Dollars.

If Petrobras is required to make payments under the standby purchase agreement, Central Bank of Brazil approval will be necessary. Any approval from the Central Bank of Brazil may only be requested when such payment is to be remitted abroad by Petrobras, and will be granted by the Central Bank of Brazil on a case-by-case basis. It is not certain that any such approvals will be obtainable at a future date. In case the PIFCo noteholders receive payments in reais corresponding to the equivalent U.S. Dollar amounts due under PIFCo’s notes, it may not be possible to convert these amounts into U.S. Dollars. Petrobras will not need any prior or subsequent approval from the Central Bank of Brazil to use funds it holds abroad to comply with its obligations under the standby purchase agreement.

Petrobras would be required to pay judgments of Brazilian courts enforcing its obligations under the standby purchase agreement only in reais.

If proceedings were brought in Brazil seeking to enforce Petrobras’ obligations in respect of the standby purchase agreement, Petrobras would be required to discharge its obligations only in reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than reais, which is

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payable in Brazil pursuant to a decision of a Brazilian court, may be satisfied in reais at the rate of exchange, as determined by the Central Bank of Brazil, in effect on the date of payment.

A finding that Petrobras is subject to U.S. bankruptcy laws and that the standby purchase agreement executed by it was a fraudulent conveyance could result in PIFCo noteholders losing their legal claim against Petrobras.

PIFCo’s obligation to make payments on the PIFCo notes is supported by Petrobras’ obligation under the standby purchase agreement to make payments on PIFCo’s behalf. Petrobras has been advised by its external U.S. counsel that the standby purchase agreement is valid and enforceable in accordance with the laws of the State of New York and the United States. In addition, Petrobras has been advised by its general counsel that the laws of Brazil do not prevent the standby purchase agreement from being valid, binding and enforceable against Petrobras in accordance with its terms. In the event that U.S. federal fraudulent conveyance or similar laws are applied to the standby purchase agreement, and Petrobras, at the time it entered into the standby purchase agreement:

•	was or is insolvent or rendered insolvent by reason of its entry into the standby purchase agreement;
•	was or is engaged in business or transactions for which the assets remaining with it constituted unreasonably small capital; or
•	intended to incur or incurred, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and
•	in each case, intended to receive or received less than reasonably equivalent value or fair consideration therefore,

then Petrobras’ obligations under the standby purchase agreement could be avoided, or claims with respect to the standby purchase agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to the standby purchase agreement on fraudulent conveyance grounds may focus on the benefits, if any, realized by Petrobras as a result of PIFCo’s issuance of these notes. To the extent that the standby purchase agreement is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the PIFCo notes would not have a claim against Petrobras under the standby purchase agreement and will solely have a claim against PIFCo. Petrobras cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the PIFCo noteholders relating to any avoided portion of the standby purchase agreement.

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USE OF PROCEEDS

PIFCo intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the financing of the purchase of oil product imports and the repayment of existing trade-related debt and inter-company loans. PIFCo may also lend some portion of the net proceeds to Petrobras, which Petrobras would use for general corporate purposes.

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CAPITALIZATION

PIFCo

The following table sets out the consolidated debt and capitalization of PIFCo as of June 30, 2006, excluding accrued interest, and as adjusted to give effect to the issue of the notes. There have been no material changes in the consolidated capitalization of PIFCo since June 30, 2006.

	As of June 30, 2006
	Actual	As Adjusted for the Offering
	(in millions of U.S. Dollars)
Short-term debt:
Short-term debt	$ 343.0	$ 343.0
Current portion of long-term debt	693.0	693.0
Notes payable – related parties	6,371.3	6,371.3
Total	7,407.3	7,407.3
Long-term debt (less current portion)(1):
Total long-term debt	5,314.3	5,814.3
Notes payable – related parties	3,823.7	3,823.7
	9,138.0	9,638.0
Shareholder’s equity:
Capital stock (2)	0.05	0.05
Additional paid in capital	173.9	173.9
Accumulated deficit	(175.1)	(175.1)
Total shareholder’s equity	(1.1)	(1.1)

Total capitalization	$ 16,544.2	$ 17,044.2

_______________________
(1)

On July 24, 2006, PIFCo concluded a debt tender offer for five series of its notes. The total amount of notes tendered, including notes previously repurchased by Petrobras and its affiliates, was $1,215,661,000.

(2)	Comprising 50,000 shares of common stock, par value U.S.$1.00, which have been authorized and issued.

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Petrobras

The following table sets out the consolidated debt and capitalization of Petrobras as of June 30, 2006, excluding accrued interest, and as adjusted to give effect to the issue of the notes and Petrobras’ obligations in respect of the notes under the standby purchase agreement. There have been no material changes in the consolidated capitalization of Petrobras since June 30, 2006.

	As of June 30, 2006
	Actual	As Adjusted for the Offering
	(in millions of U.S. Dollars)
Short-term debt:
Short-term debt	$ 1,124	$ 1,124
Current portion of long-term debt	1,752	1,752
Current portion of project financings	2,126	2,126
Current capital lease obligations	226	226
Total	5,228	5,228
Long-term debt(1):
Foreign currency denominated	10,098	10,598
Local currency denominated	2,054	2,054
Total long-term debt	12,152	12,552
Total long-term debt (less current portion)	10,400	10,400
Project financings	3,324	3,324
Capital lease obligations	930	930
Minority interest	1,631	1,631
Stockholders’ equity (2)(3)	41,879	41,879
Total capitalization
	$ 63,392	$ 63,892

________________

(1)

On July 24, 2006, PIFCo concluded a debt tender offer for five series of its notes. The total amount of notes tendered, including notes previously repurchased by Petrobras and its affiliates, was $1,215,661,000.

(2)	Comprising (a) 2,536,673,672 shares of common stock and (b) 1,849,478,028 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.
(3)	Stockholders’ equity includes an unrecognized loss in the amount of U.S.$2,089 million related to “Amounts not recognized as net periodic pension cost.”

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DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements and modifies the description of the general terms and provisions of debt securities and the indenture set forth in the accompanying prospectus, which you should read in conjunction with this prospectus supplement. In addition, we urge you to read the indenture and the fifth supplemental indenture, because they, and not this description, will define your rights as holders of these notes. If the description of the terms of the notes in this summary differs in any way from that in the accompanying prospectus, you should rely on this summary. You may obtain copies of the indenture and the fifth supplemental indenture upon request to the trustee or with the SEC at the addresses set forth under “Where You Can Find More Information.”

Fifth Supplemental Indenture

PIFCo will issue the notes under an indenture dated as of July 19, 2002 between PIFCo and JPMorgan Chase Bank, N.A., as successor to JPMorgan Chase Bank, a national banking association organized and existing under the laws of the United States of America, as trustee, as supplemented by a fifth supplemental indenture dated as of the closing date, which provides the specific terms of the notes offered by this prospectus supplement, including granting noteholders rights against Petrobras under the standby purchase agreement. Whenever we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the fifth supplemental indenture.

General

The notes will be general, senior, unsecured and unsubordinated obligations of PIFCo having the following basic terms:

•	The title of the notes will be the % Global Notes due 2016;

•	The notes will:

–	be issued in an aggregate principal amount of U.S.$500,000,000;

–	mature on ,2016;

–	bear interest at a rate of % per annum from the closing date until maturity, until all required amounts due in respect of the notes have been paid;

–	be issued in global registered form without interest coupons attached;

–	be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

–	have the benefit of the standby purchase agreement described below under “Description of the Standby Purchase Agreement.”

•

Interest on the notes will be paid semiannually on April and October of each year (each of which we refer to as an “interest payment date”), commencing on April ,2007, and the regular record date for any interest payment date will be the tenth business day preceding that date; and

•

In the case of amounts not paid by PIFCo under the indenture and the notes, interest will continue to accrue on such amounts at a default rate equal to 1% in excess of the interest rate on the notes, from and including the date when such amounts were due and owing and through and including the date of payment of such amounts by PIFCo or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PIFCO’s obligations under the notes and Petrobras’ obligations under the standby purchase agreement.

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Place of Payment

PIFCo will pay interest, principal, additional amounts and any other money due on the notes at the corporate trust office of the trustee in New York City (which is currently located at 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Worldwide Securities Services) or such other paying agent office in the United States as PIFCo appoints. You must make arrangements to have your payments picked up at or wired from that office. PIFCo may also choose to pay interest by mailing checks. Interest on global notes will be paid to the holder of such notes by wire transfer of same-day funds.

Optional Redemption

PIFCo may redeem, in whole or in part, the notes at any time by paying the greater of the principal amount of the notes and the applicable “make-whole” amount, plus, in each case, accrued interest. The notes will also be redeemable without premium prior to maturity at PIFCo’s option solely upon the imposition of certain withholding taxes. See “(Optional Redemption( Optional Redemption With “Make-Whole” Amount” and “(Optional Redemption( Redemption for Taxation Reasons.”

Depositary with Respect to Global Securities

The notes will be issued in global registered form with The Depository Trust Company as depositary. For further information in this regard, see “Clearance and Settlement.”

Events of Default

The following events will be events of default with respect to the notes:

•

PIFCo does not pay the principal or any premium on the notes within three calendar days of its due date and the trustee has not received such amounts from Petrobras under the standby purchase agreement by the end of that three-day period.

•

PIFCo does not pay interest, including any additional amounts, on the notes within 30 calendar days of their due date and the trustee has not received such amounts from Petrobras under the standby purchase agreement by the end of that thirty-day period.

•

PIFCo or Petrobras remains in breach of any covenant or any other term of the notes, indenture or standby purchase agreement (other than any failure to make any payment under the standby purchase agreement, for which there is no cure) for 60 calendar days (inclusive of any cure period contained in any such covenant or other term for compliance thereunder) after receiving a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes.

•

The maturity of any indebtedness of PIFCo or Petrobras or a material subsidiary in a total aggregate principal amount of U.S.$100,000,000 (or its equivalent in another currency) or more is accelerated in accordance with the terms of that indebtedness, it being understood that prepayment or redemption by us or the material subsidiary of any indebtedness is not acceleration for this purpose;

•

One or more final and non-appealable judgments or final decrees is entered against us or a material subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of U.S.$100,000,000 (or its equivalent in another currency) or more, and all such judgments or decrees have not been vacated, discharged or stayed within 120 calendar days after rendering of that judgment.

•

We stop paying or we admit that we are generally unable to pay our debts as they become due, we are adjudicated or found bankrupt or insolvent or we are ordered by a court or pass a resolution to dissolve (or a similar event occurs with respect to a material subsidiary).

•

We commence or a material subsidiary commences voluntarily proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we file or a material subsidiary files an application for the appointment of an administrative or other receiver, manager or

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administrator, or any such or other similar official, in relation to us or a material subsidiary or any events occur or action is taken that has effects similar to those events or actions described in this paragraph.

•

We enter or a material subsidiary enters into any composition or other similar arrangement with our or a material subsidiary’s creditors (such as a concordata, which is a type of liquidation agreement), or proceedings are initiated against us or any material subsidiary under applicable bankruptcy, insolvency or intervention law or law with similar effect and is not discharged or removed within 90 calendar days, or a receiver, administrator or similar person is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of our or a material subsidiary’s undertakings or assets and is not discharged or removed within 90 calendar days or any events occur or action is taken that has effects similar to those events or actions described in this paragraph.

•

Any of the indenture, the notes or the standby purchase agreement, or any part of those documents, ceases to be in full force and effect or binding and enforceable against PIFCo or Petrobras, or it becomes unlawful for PIFCo or Petrobras to perform any material obligation under any of the foregoing documents to which it is a party.

Under any of the foregoing documents to which it is a party, PIFCo or Petrobras contests the enforceability of any of the foregoing documents or denies that it has liability under any of the foregoing documents to which it is a party.

•	Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PIFCo.

For purposes of the events of default:

•

“indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation); and

•

“material subsidiary” means a subsidiary of PIFCo or Petrobras which on any given date of determination accounts for more than 10% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with U.S. GAAP).

Covenants

PIFCo will be subject to the following covenants with respect to the notes:

Payment of Principal and Interest

PIFCo will duly and punctually pay the principal of and any premium and interest and other amounts (including any additional amounts in the event withholding and other taxes are imposed in Brazil or the jurisdiction of incorporation of PIFCo) on the notes in accordance with the notes and the indenture.

Maintenance of Corporate Existence

PIFCo will, and will cause each of its subsidiaries to, maintain their corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, unless PIFCo’s board of directors determines that preserving PIFCo’s or a subsidiary’s corporate existence is no longer desirable in the conduct of PIFCo’s or its subsidiaries’ business and is not disadvantageous in any material respect to noteholders.

Maintenance of Office or Agency

So long as notes are outstanding, PIFCo will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices to and demands upon it in respect of the indenture and the notes may be served. Initially, this office will be located at 570 Lexington Avenue, New York, New York 10022-6837. PIFCo will not

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change the designation of the office without prior notice to the trustee and designating a replacement office in the same general location.

Ranking

PIFCo will ensure that the notes will at all times constitute its general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law).

Use of Proceeds

PIFCo will use the proceeds from the offer and sale of the notes after the deduction of any commissions principally for general corporate purposes, including the financing of the purchase of oil product imports and the repayment of existing trade-related debt and inter-company loans.

Statement by Officers as to Default and Notices of Events of Default

PIFCo (and each other obligor on the notes) will deliver to the trustee, within 90 calendar days after the end of its fiscal year, an officer’s certificate, stating whether or not to the best knowledge of its signers PIFCo is in default on any of the terms, provisions and conditions of the indenture or the notes (without regard to any period of grace or requirement of notice provided under the indenture) and, if PIFCo (or any obligor) are in default, specifying all the defaults and their nature and status of which the signers may have knowledge. Within 10 calendar days (or promptly with respect to certain events of default relating to PIFCo’s insolvency and in any event no later than 10 calendar days) after PIFCo becomes aware or should reasonably become aware of the occurrence of any default or event of default under the indenture or the notes, it will notify the trustee of the occurrence of such default or event of default.

Provision of Financial Statements and Reports

In the event that PIFCo files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in Brazil, the United States or elsewhere, PIFCo will furnish a copy of the statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available.

PIFCo will provide, together with each of the financial statements delivered as described in the preceding paragraph, an officer’s certificate stating (i) that a review of PIFCo’s activities has been made during the period covered by such financial statements with a view to determining whether PIFCo has kept, observed, performed and fulfilled its covenants and agreements under this indenture; and (ii) that no event of default, or event which with the giving of notice or passage of time or both would become an event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default or other event.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PIFCo’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Appointment to Fill a Vacancy in Office of Trustee

PIFCo, whenever necessary to avoid or fill a vacancy in the office of trustee, will appoint a successor trustee in the manner provided in the indenture so that there will at all times be a trustee with respect to the notes.

Payments and Paying Agents

PIFCo will, prior to 3:00 p.m., New York City time, on the business day preceding any payment date of the principal of or interest on the notes or other amounts (including additional amounts), deposit with the trustee a sum sufficient to pay such principal, interest or other amounts (including additional amounts) so becoming due.

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Additional Amounts

Except as provided below, PIFCo will make all payments of amounts due under the notes and the indenture and each other document entered into in connection with the notes and the indenture without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PIFCo’s incorporation or any jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PIFCo is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PIFCo will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

PIFCo will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•

the noteholder or trustee has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•

the noteholder or trustee fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the noteholder or trustee is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, PIFCo has notified all noteholders or the trustee that they will be required to comply with such requirements;

•

the noteholder or trustee fails to present (where presentation is required) its note within 30 calendar days after PIFCo has made available to the noteholder or trustee a payment under the notes and the indenture, provided that PIFCo will pay additional amounts which a noteholder or trustee would have been entitled to had the note owned by such noteholder or trustee been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•

where such taxes, levies, deductions or other governmental charges are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Union Council Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive;

•

where the noteholder or trustee could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of PIFCo located in a member state of the European Union; or

•	where the noteholder or trustee would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such noteholder or trustee.

PIFCo undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is brought into effect, PIFCo will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

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PIFCo will pay any stamp, administrative, excise or property taxes arising in a taxing jurisdiction in connection with the execution, delivery, enforcement or registration of the notes and will indemnify the noteholders for any such stamp, administrative, excise or property taxes paid by noteholders.

Negative Pledge

So long as any note remains outstanding, PIFCo will not create or permit any lien, other than a PIFCo permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless PIFCo contemporaneously creates or permits such lien to secure equally and ratably its obligations under the notes and the indenture or PIFCo provides such other security for the notes as is duly approved by a resolution of the noteholders in accordance with the indenture. In addition, PIFCo will not allow any of its subsidiaries to create or permit any lien, other than a PIFCo permitted lien, on any of its assets to secure (i) any of its indebtedness, (ii) any of the subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless it contemporaneously creates or permits the lien to secure equally and ratably its obligations under the notes and the indenture or PIFCo provides such other security for the notes as is duly approved by a resolution of the noteholders in accordance with the indenture.

This covenant is subject to a number of important exceptions, including an exception that permits PIFCo to grant liens in respect of indebtedness the principal amount of which, in the aggregate, together with all other liens not otherwise described in a specific exception, does not exceed 15% of PIFCo’s consolidated total assets (as determined in accordance with U.S. GAAP) at any time as at which PIFCo’s balance sheet is prepared and published in accordance with applicable law.

Limitation on Consolidation, Merger, Sale or Conveyance

PIFCo will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of PIFCo) to merge with or into it unless:

•

either PIFCo is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PIFCo is merged or that acquired or leased the property or assets of PIFCo will assume (jointly and severally with PIFCo unless PIFCo will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which will be previously approved by the trustee), all of PIFCo’s obligations under the indenture and the notes;

•

the successor company (jointly and severally with PIFCo unless PIFCo will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on the noteholder solely as a consequence of the consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•

PIFCo has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the fifth supplemental indenture, comply with the terms of the indenture and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with; and

•	PIFCo must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the notes.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

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•

PIFCo may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PIFCo or Petrobras in cases when PIFCo is the surviving entity in the transaction and the transaction would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole, it being understood that if PIFCo is not the surviving entity, PIFCo will be required to comply with the requirements set forth in the previous paragraph; or

•

any direct or indirect subsidiary of PIFCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than PIFCo or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole; or

•

any direct or indirect subsidiary of PIFCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PIFCo or Petrobras; or

•

any direct or indirect subsidiary of PIFCo may liquidate or dissolve if PIFCo determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on PIFCo and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of PIFCo or Petrobras.

PIFCo may omit to comply with any term, provision or condition set forth in certain covenants or any term, provision or condition of the indenture, if before the time for the compliance the holders of at least a majority in principal amount of the outstanding notes waive the compliance, but no waiver can operate except to the extent expressly waived, and, until a waiver becomes effective, PIFCo’s obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

As used above, the following terms have the meanings set forth below:

“indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money that has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation).

A “guarantee” means an obligation of a person to pay the indebtedness of another person including, without limitation:

•	an obligation to pay or purchase such indebtedness;

•	an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•	an indemnity against the consequences of a default in the payment of such indebtedness; or

•	any other agreement to be responsible for such indebtedness.

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “PIFCo permitted lien” means a:

(a) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in PIFCo’s ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b) lien arising from PIFCo’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with PIFCo’s past practice;

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(c) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(d) lien granted upon or with respect to any assets hereafter acquired by PIFCo or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured does not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(e) lien granted in connection with indebtedness of a wholly-owned subsidiary owing to PIFCo or another wholly-owned subsidiary;

(f) lien existing on any asset or on any stock of any subsidiary prior to the acquisition thereof by PIFCo or any subsidiary, so long as the lien is not created in anticipation of that acquisition;

(g) lien existing as of the date of the indenture;

(h) lien resulting from the indenture or the standby purchase agreement, if any;

(i) lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PIFCo, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on those securities for a period of up to 24 months as required by any rating agency as a condition to the rating agency rating those securities as investment grade;

(j) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by lien referred to in paragraphs (a) through (j) above (but not paragraph (d)), so long as the lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b), (c) and (f), the obligees meet the requirements of the applicable paragraph; and

(k) lien in respect of indebtedness the principal amount of which in the aggregate, together with all other liens not otherwise qualifying as PIFCo permitted liens pursuant to another part of this definition of PIFCo permitted liens, does not exceed 15% of PIFCo’s consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which PIFCo’s balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person, is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price

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equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of UBS Securities LLC and Morgan Stanley & Co. Incorporated or their affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Redemption for Taxation Reasons

The Optional Tax Redemption set forth in the base prospectus shall apply with the reincorporation of PIFCo being treated as the adoption of a successor entity. Such redemption shall not be available if the reincorporation was performed in anticipation of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties in such new jurisdiction of incorporation that would result in the obligation to pay additional amounts.

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Further Issuances

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued under it and permits the issuance, from time to time, of additional notes (also referred to as add-on notes) of the same series as is being offered under this prospectus supplement. The ability to issue add-on notes is subject to several requirements, however, including that (i) no event of default under the indenture or event that with the passage of time or other action may become an event of default (such event being a “default”) will have occurred and then be continuing or will occur as a result of that additional issuance and (ii) the add-on notes will rank pari passu and have equivalent terms and benefits as the notes offered under this prospectus supplement except for the price to the public and the issue date. Any add-on notes will be part of the same series as the notes that PIFCo is currently offering and the noteholders will vote on all matters in relation to the notes as a single series.

Covenant Defeasance

Any restrictive covenants of the indenture may be defeased as described in the accompanying prospectus.

Conversion

The notes will not be convertible into, or exchangeable for, any other securities.

Listing

PIFCo may apply for a listing of the notes on the New York Stock Exchange at some time after the closing date, but there is no certainty that an application will be made or that the listing will be approved by the New York Stock Exchange.

Currency Rate Indemnity

PIFCo has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency (the “judgment currency”) other than U.S. Dollars (the “denomination currency”), PIFCo will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from PIFCo’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any judgment or order described above.

The Trustee and the Paying Agent

JPMorgan Chase Bank, N.A., a national banking association organized under and existing under the laws of the United States of America, is the trustee under the indenture and has been appointed by PIFCo as registrar and paying agent with respect to the notes. JPMorgan Chase Bank, N.A. is a lender to PIFCo and certain of PIFCo’s affiliates. The address of the trustee is 4 New York Plaza, 15th Floor, New York, New York, 10004. PIFCo will at all times maintain a paying agent in New York City until the notes are paid.

In addition to acting as Trustee, JPMorgan Chase Bank, N.A. also maintains various banking and trust relationships with us and some of our affiliates. JPMorgan Chase Bank, N.A. has advised us that its parent, JPMorgan Chase & Co., or JPMorgan, has entered into an agreement with The Bank of New York Company, or BNY, pursuant to which JPMorgan intends to exchange portions of JPMorgan Chase Bank, N.A.'s corporate trust business, including municipal and corporate trusteeships, for the consumer, small business and middle market banking businesses of BNY's subsidiary, The Bank of New York. JPMorgan Chase Bank, N.A. has further advised us that this exchange transaction has been approved by both companies' boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, JPMorgan Chase Bank, N.A. anticipates that The Bank of New York would succeed it as Trustee under the Indenture.

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Any corporation or association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Trustee may be sold or otherwise transferred, shall be the successor trustee hereunder without any further act.

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CLEARANCE AND SETTLEMENT

Book-Entry Issuance

Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

Each global note will be deposited with The Depository Trust Company (“DTC”), a securities depositary, and will be registered in the name of DTC’s nominee. Global notes may also be deposited with Clearstream, Luxembourg and Euroclear. For background information regarding DTC and Clearstream, Luxembourg and Euroclear, see “—Depository Trust Company” and “(Clearstream, Luxembourg and Euroclear” below. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the notes, see “Legal Ownership—Global Securities” in the accompanying prospectus.

The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer the notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to “holders” of notes or “noteholders” shall mean DTC. PIFCo, Petrobras, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. Dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. If payment is made in U.S. Dollars, settlement will be free of payment. If payment is made in other than U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in notes held by that owner. We have no responsibility for any aspect of the actions of DTC or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants. We also do not supervise DTC in any way. DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time.

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The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised us as follows:

•	DTC is:

—	a limited purpose trust company organized under the laws of the State of New York;

—	a member of the Federal Reserve System;

—	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

—	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealer and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

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Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only he able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

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DESCRIPTION OF THE STANDBY PURCHASE AGREEMENT

The following summary describes the material provisions of the standby purchase agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the standby purchase agreement. For information on how you may obtain copies of the standby purchase agreement, see “Where You Can Find More Information.”

General

In connection with the execution and delivery of the fifth supplemental indenture and the notes offered by this prospectus supplement, Petrobras will enter into a standby purchase agreement with the trustee for the benefit of the noteholders. The standby purchase agreement will provide that, in the event of a nonpayment of principal, interest and other amounts on the notes, Petrobras will be required to purchase the noteholders’ rights to receive those payments on the terms and conditions described below. The fifth supplemental indenture provides that the standby purchase agreement will be considered part of the indenture. As a result, the holders of the notes will have the benefit of the standby purchase agreement. The standby purchase agreement is designed to function in a manner similar to a guarantee and obligates Petrobras to make the payments discussed in this prospectus supplement. The standby purchase agreement entails certain risks described in “Risk Factors—Risks Relating to the Notes and the Standby Purchase Agreement.”

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PIFCO’s obligations under the notes and Petrobras’ obligations under the standby purchase agreement.

Ranking

The obligations of Petrobras under the standby purchase agreement constitute general unsecured obligations of Petrobras which at all times will rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the standby purchase agreement.

Purchase Obligations

Partial Purchase Payment

In the event that, prior to the maturity date of the notes, PIFCo fails to make any payment on the notes on the date that payment is due under the terms of the notes and the indenture (which we refer to as the “partial non-payment due date”), other than in the case of an acceleration of that payment in accordance with the indenture:

•

Petrobras will be obligated to pay immediately to the trustee, for the benefit of the noteholders under the indenture, the amount that PIFCo was required to pay but failed to pay on that date (which we refer to as the “partial non-payment amount”); and

•	the trustee will provide notice to Petrobras of the failure of PIFCo to make that payment.

To the extent that Petrobras fails to pay the partial non-payment amount immediately when required, Petrobras will be obligated to pay, in addition to that amount, interest on that amount at the default rate from the partial non-payment due date to and including the actual date of payment by Petrobras. We refer to this interest as the “partial non-payment overdue interest” and, together with the partial non-payment amount, as the “partial non-payment amount with interest.”

Payment of the partial non-payment amount with interest will be in exchange for the purchase by Petrobras of the rights of the noteholders to receive that amount from PIFCo. The noteholders will have no right to retain those rights, and, following the purchase and sale described above, the notes will remain outstanding with all amounts due in respect of the notes adjusted to reflect the purchase, sale and payment described above. Upon any such payment, Petrobras will be subrogated to the noteholders to the extent of any such payment.

The obligation of Petrobras to pay the partial non-payment amount with interest will be absolute and unconditional upon failure of PIFCo to make, prior to the maturity date of the notes, any payment on the notes on

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the date any such payment is due. All amounts payable by Petrobras under the standby purchase agreement in respect of any partial non-payment amount with interest will be payable in U.S. Dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under the standby purchase agreement unless and until the trustee indefeasibly receives all amounts required to be paid by Petrobras under the standby purchase agreement (and any related event of default under the indenture has been cured), including payment of the partial nonpayment overdue interest as described in this prospectus supplement.

Total Purchase Payment

In the event that, at the maturity date of the notes (including upon any acceleration of the maturity date in accordance with the terms of the indenture), PIFCo fails to make any payment on the notes on the date that payment is due (which we refer to as the “total non-payment due date”),

•

Petrobras will be obligated to pay immediately to the trustee, for the benefit of the noteholders under the indenture, the amount that PIFCo was required to pay but failed to pay on that date (which we refer to as the “total non-payment amount”); and

•	The trustee will provide notice to Petrobras of the failure of PIFCo to make that payment.

To the extent that Petrobras fails to pay the total non-payment amount immediately when required, Petrobras will be obligated to pay, in addition to that amount, interest on that amount at the default rate from the total non-payment due date to and including the actual date of payment by Petrobras. We refer to this interest as the “total non-payment overdue interest” and, together with the total non-payment amount, as the “total non-payment amount with interest.”

Payment of the total non-payment amount with interest by Petrobras will be in exchange for the purchase by Petrobras of the rights of the noteholders to receive that amount from PIFCo. The noteholders will have no right to retain those rights, and, following the purchase and sale described above, Petrobras will be subrogated to the noteholders to the extent of any such payment.

The obligation of Petrobras to pay the total non-payment amount with interest will be absolute and unconditional upon failure of PIFCo to make, at the maturity date of the notes, or earlier upon any acceleration of the notes in accordance with the terms of the indenture, any payment in respect of principal, interest or other amounts due under the indenture and the notes on the date any such payment is due. All amounts payable by Petrobras under the standby purchase agreement in respect of any total nonpayment amount with interest will be payable in U.S. Dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under the standby purchase agreement unless and until the trustee receives all amounts required to be paid by Petrobras under the standby purchase agreement (and any related event of default under the indenture has been cured), including payment of the total non-payment overdue interest.

Covenants

For so long as any of the notes are outstanding and Petrobras has obligations under the standby purchase agreement, Petrobras will, and will cause each of its subsidiaries to, comply with the terms of the covenants set forth below:

Performance Obligations Under the Standby Purchase Agreement and Indenture

Petrobras will pay all amounts owed by it and comply with all its other obligations under the terms of the standby purchase agreement and the indenture in accordance with the terms of those agreements.

Maintenance of Corporate Existence

Petrobras will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all necessary registrations and take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations. However, this covenant will not require Petrobras or any of its subsidiaries to maintain any such right, privilege, title to property or franchise or require Petrobras to preserve the corporate existence of any subsidiary, if the failure to do

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so does not, and will not, have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a materially adverse effect on the rights of the holders of the notes.

Maintenance of Ownership of PIFCo

For so long as any notes are outstanding, Petrobras will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PIFCo. Failure to maintain such ownership will constitute an “event of default” under the indenture.

Maintenance of Office or Agency

So long as any of the notes are outstanding, Petrobras will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon Petrobras in respect of the standby purchase agreement may be served. Initially this office will be located at Petrobras’ existing principal U.S. office at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. Petrobras will agree not to change the designation of their office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

Petrobras will ensure at all times that its obligations under the standby purchase agreement will be its general senior unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of Petrobras (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the standby purchase agreement.

Notice of Certain Events

Petrobras will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after Petrobras becomes aware, or should reasonably become aware, of the occurrence of any event of default or a default under the indenture, accompanied by a certificate of Petrobras setting forth the details of that event of default or default and stating what action Petrobras proposes to take with respect to it.

Limitation on Consolidation, Merger, Sale or Conveyance

Petrobras will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of Petrobras) to merge with or into it unless:

•

either Petrobras is the continuing entity or the person (the “successor company”) formed by such consolidation or into which Petrobras is merged or that acquired or leased such property or assets of Petrobras will be a corporation organized and validly existing under the laws of Brazil and will assume (jointly and severally with Petrobras unless Petrobras will have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to the standby purchase agreement (the form and substance of which will be previously approved by the trustee), all of Petrobras’ obligations under the standby purchase agreement;

•

the successor company (jointly and severally with Petrobras unless Petrobras will have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•

Petrobras has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the amendment to the standby purchase agreement comply with the terms of the

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standby purchase agreement and that all conditions precedent provided for in the standby purchase agreement and relating to such transaction have been complied with; and

•	Petrobras has delivered notice of any such transaction to Moody’s describing that transaction to Moody’s to the extent that Moody’s is at that time rating the notes.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes has occurred and is continuing at the time of such proposed transaction or would result from it:

•

Petrobras may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of Petrobras in cases when Petrobras is the surviving entity in such transaction and such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as whole, it being understood that if Petrobras is not the surviving entity, Petrobras will be required to comply with the requirements set forth in the previous paragraph; or

•

any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than Petrobras or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole; or

•

any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of Petrobras; or

•

any direct or indirect subsidiary of Petrobras may liquidate or dissolve if Petrobras determines in good faith that such liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on Petrobras and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of Petrobras.

Negative Pledge

So long as any note remains outstanding, Petrobras will not create or permit any lien, other than a Petrobras permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably its obligations under the standby purchase agreement or Petrobras provides other security for its obligations under the standby purchase agreement as is duly approved by a resolution of the noteholders in accordance with the indenture. In addition, Petrobras will not allow any of its subsidiaries to create or permit any lien, other than a Petrobras permitted lien, on any of Petrobras’ assets to secure (i) any of its indebtedness, (ii) any of the subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably Petrobras’ obligations under the standby purchase agreement or Petrobras provides such other security for its obligations under the standby purchase agreement as is duly approved by a resolution of the noteholders in accordance with the indenture.

As used in this “Negative Pledge” section, the following terms have the respective meanings set forth below:

A “guarantee” means an obligation of a person to pay the indebtedness of another person including without limitation:

•	an obligation to pay or purchase such indebtedness;

•	an obligation to lend money, to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•	an indemnity against the consequences of a default in the payment of such indebtedness; or

•	any other agreement to be responsible for such indebtedness.

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“Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “project financing” of any project means the incurrence of indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more qualifying assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such indebtedness.

A “qualifying asset” in relation to any project means:

•

any concession, authorization or other legal right granted by any governmental authority to Petrobras or any of Petrobras’ subsidiaries, or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

•

any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

•

any revenues or claims that arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the project financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

•

any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the project financing required, as a condition therefore, recourse as security in addition to that produced or processed by such project; and

•

shares or other ownership interest in, and any subordinated debt rights owing to Petrobras by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

A “Petrobras permitted lien” means a:

(a) lien granted in respect of indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of Brazil or of any state or region of Brazil;

(b) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in Petrobras’ ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(c) lien arising from Petrobras’ obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with Petrobras’ past practice;

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(d) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(e) lien granted upon or with respect to any assets hereafter acquired by Petrobras or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured will not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(f) lien granted in connection with the indebtedness of a wholly-owned subsidiary owing to Petrobras or another wholly-owned subsidiary;

(g) lien existing on any asset or on any stock of any subsidiary prior to its acquisition by Petrobras or any subsidiary so long as that lien is not created in anticipation of that acquisition;

(h) lien over any qualifying asset relating to a project financed by, and securing indebtedness incurred in connection with, the project financing of that project by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

(i) lien existing as of the date of the indenture;

(j) lien resulting from the transaction documents;

(k) lien, incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PIFCo, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any rating agency as a condition to such rating agency rating such securities investment grade, or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the trustee;

(l) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by any lien referred to in paragraphs (a) through (k) above (but not paragraph (d)), provided that such lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b), (c) and (f), the obligees meet the requirements of that paragraph, and in the case of paragraph (h), the indebtedness is incurred in connection with a project financing by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary have any ownership or other similar interest; and

(m) lien in respect of indebtedness the principal amount of which in the aggregate, together with all liens not otherwise qualifying as Petrobras permitted liens pursuant to another part of this definition of Petrobras permitted liens, does not exceed 15% of Petrobras’ consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which Petrobras’ balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

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Provision of Financial Statements and Reports

Petrobras will provide to the trustee, in English or accompanied by a certified English translation thereof, (i) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP, (ii) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP and (iii) such other financial data as the trustee may reasonably request. Petrobras will provide, together with each of the financial statements delivered hereunder, an officers’ certificate stating that a review of Petrobras’ and PIFCo’s activities has been made during the period covered by such financial statements with a view to determining whether Petrobras and PIFCo have kept, observed, performed and fulfilled their covenants and agreements under the standby purchase agreement and the indenture, as applicable, and that no event of default has occurred during such period. In addition, whether or not Petrobras is required to file reports with the SEC, Petrobras will file with the SEC and deliver to the trustee (for redelivery to all holders of notes) all reports and other information it would be required to file with the SEC under the Exchange Act if it were subject to those regulations. If the SEC does not permit the filing described above, Petrobras will provide annual and interim reports and other information to the trustee within the same time periods that would be applicable if Petrobras were required and permitted to file these reports with the SEC.

Importation of Oil and Oil Products

Petrobras will, in each calendar year, purchase from PIFCo not less than 80% (on a U.S. Dollar value) of the oil and oil products it imports.

Additional Amounts

Except as provided below, Petrobras will make all payments of amounts due under the standby purchase agreement and each other document entered into in connection with the standby purchase agreement without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PIFCo’s incorporation or any other jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If Petrobras is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, Petrobras will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

Petrobras will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•

the noteholder or trustee has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•

the noteholder or trustee fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the noteholder or trustee is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, Petrobras has notified all noteholders or the trustee that they will be required to comply with such requirements;

•

the noteholder or trustee fails to present (where presentation is required) its note within 30 calendar days after Petrobras has made available to the noteholder or trustee a payment under the standby purchase agreement, provided that Petrobras will pay additional amounts which a noteholder or trustee would have

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been entitled to had the note owned by such noteholder or trustee been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•

where such taxes, levies, deductions or other government charges are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Council Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

•

where the noteholder or trustee could have avoided such taxes, levies, deductions or other government charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of Petrobras located in a member state of the European Union; or

•	where the noteholder or trustee would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such noteholder or trustee.

Petrobras undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is brought into effect, Petrobras will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

Petrobras will pay any stamp, administrative, excise or property taxes arising in a taxing jurisdiction in connection with the execution, delivery, enforcement or registration of the notes and will indemnify the noteholders for any such stamp, administrative, excise or property taxes paid by noteholders.

Events of Default

There are no events of default under the standby purchase agreement. The indenture, however, contains events of default relating to Petrobras that may trigger an event of default and acceleration of the notes. See “Description of the Notes—Events of Default.” Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to Petrobras), if PIFCo fails to pay all amounts then due under the notes and the indenture, Petrobras will be obligated to make a total purchase payment as described above.

Amendments

The standby purchase agreement may only be amended or waived in accordance with its terms pursuant to a written document which has been duly executed and delivered by Petrobras and the trustee, acting on behalf of the holders of the notes. Because the standby purchase agreement forms part of the indenture, it may be amended by Petrobras and the trustee, in some cases without the consent of the holders of the notes.

Except as contemplated above, the indenture will provide that the trustee may execute and deliver any other amendment to the standby purchase agreement or grant any waiver thereof only with the consent of the noteholders of a majority in aggregate principal amount of the notes then outstanding.

Governing Law

The standby purchase agreement will be governed by the laws of the State of New York.

Jurisdiction

Petrobras has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, New York, United States and any appellate court from any thereof. Service of process in any action or proceeding brought in such New York State federal court sitting in New York City may be served upon Petrobras at Petrobras’ New York office. The standby purchase agreement provides that if Petrobras no longer maintains an office in New York City, then it will appoint a replacement process agent within New York City as its authorized agent upon which process may be served in any action or proceeding.

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Waiver of Immunities

To the extent that Petrobras may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the standby purchase agreement (or any document delivered pursuant thereto) and to the extent that in any jurisdiction there may be immunity attributed to Petrobras, PIFCo or their assets, whether or not claimed, Petrobras has irrevocably agreed with the trustee, for the benefit of the noteholders, not to claim, and to irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

Petrobras has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the standby purchase agreement is expressed in a currency (the “judgment currency”) other than U.S. Dollars (the “denomination currency”), Petrobras will indemnify the trustee, on behalf of the noteholders, against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from Petrobras’ other obligations under the standby purchase agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect.

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PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the underwriting agreement dated , 2006 by and among PIFCo, Petrobras, Morgan Stanley & Co. Incorporated, with offices at 1585 Broadway, New York, New York 10036, and UBS Securities LLC, with offices at 299 Park Avenue, New York, NY 10171, as underwriters, each underwriter has agreed to purchase, and PIFCo has agreed to sell to the underwriters, the number of notes set forth opposite the name of such underwriters below:

Underwriters	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	U.S.$
UBS Securities LLC
Total	U.S.$ 500,000,000

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to, among other conditions, the delivery of certain legal opinions by its counsel. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any notes are taken. The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

The underwriting agreement provides that PIFCo will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the underwriters may be required to make in respect of the underwriting agreement.

PIFCo has been advised by the underwriters that the underwriters intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the development or continuation of trading markets for, the notes.

In connection with this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriters may also over-allot this offering, creating a short position, and may bid for and purchase notes in the open market to cover the short position. In addition, the underwriters may bid for and purchase the notes in market-making transactions and impose penalty bids. These activities may stabilize and maintain the market price of the notes above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time.

The underwriters have from time to time in the past provided, and may in the future provide, investment banking, financial advisory and other services to Petrobras, PIFCo and Petrobras’ or PIFCo’s affiliates for which the underwriters have received or expect to receive customary fees.

European Economic Area

In relation to each Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any bonds which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any bonds may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

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•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of [●] for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall result in a requirement for the publication by PIFCo or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any bonds to be offered so as to enable an investor to decide to purchase any bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

United Kingdom

The underwriters have represented and agreed that: (i) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”) received by them in connection with the issue or sale of any bonds in circumstances in which Section 21(1) of the FSMA does not apply to PIFCo and (ii) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on PIFCo except as set forth in the underwriting agreement.

Neither PIFCo nor the underwriters have represented that the bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

The expenses of the offering, excluding the underwriting discount, are estimated to be U.S.$500,000 and will be borne by PIFCo.

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The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of 0.40% of the principal amount of the notes. After the initial public offering of the notes, the public offering price and concession and discount to dealers may be changed.

In compliance with NASD guidelines, the maximum compensation to the underwriters or agents in connection with the sale of the notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total offering price to the public of the notes as set forth on the cover page of this prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

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TAXATION

U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a domestic corporation or an entity otherwise subject to U.S. federal income taxation on a net income basis in respect of the note (a “U.S. Holder”). This summary addresses only U.S. Holders that purchase notes at their issue price as part of the initial offering, and that hold such notes as capital assets. The summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. Dollar. A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of acquiring, owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or to differing interpretations, which could affect the U.S. federal income tax consequences described herein.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR CIRCUMSTANCES OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, U.S. STATE AND LOCAL TAX LAWS AND FOREIGN TAX LAWS.

Payments of Interest

Payments of interest on a note (which may include additional amounts) generally will be taxable to a U.S. Holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Interest income in respect of the notes generally will constitute foreign-source “passive income” for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of such deduction involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

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A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest income earned in respect of notes unless such income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Sale or Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income) and such U.S. Holder’s tax basis in the note. Gain or loss realized by a U.S. Holder on the disposition of a note generally will constitute U.S.-source income for U.S. foreign tax credit purposes, and generally will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. The net amount of long-term capital gain realized by a non-corporate holder before January 1, 2011 generally is subject to taxation at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of notes unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Payments in respect of the notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless the U.S. Holder (i) is a corporation or other exempt recipient, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that certain required information is furnished to the IRS.

Although Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by a nonresident of Brazil. The discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES OR COUPONS.

Generally, an individual, entity, trust or organization domiciled for tax purposes outside Brazil (“Nonresidents”) is taxed in Brazil only when income is derived from Brazilian sources. Therefore, any gains or interest (including original issue discount), fees, commissions, expenses and any other income paid by PIFCo in respect of the notes issued by it in favor of Nonresident noteholders are not subject to Brazilian taxes.

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Interest, fees, commissions, expenses and any other income payable by a Brazilian resident to a Nonresident are generally subject to income tax withheld at source. The rate of withholding tax in respect of interest payments is 15% or such other lower rate as provided for in an applicable tax treaty between Brazil and another country. If the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate of withholding tax in respect of interest payments will be 25%.

If the payments with respect to the notes are made by Petrobras, as provided for in the standby purchase agreement, the noteholders will be indemnified so that, after payment of all applicable Brazilian taxes collectable by withholding, deduction or otherwise, with respect to principal, interest and additional amounts payable with respect to the notes (plus any interest and penalties thereon), a noteholder will retain an amount equal to the amounts that such noteholder would have retained had no such Brazilian taxes (plus interest and penalties thereon) been payable. The Brazilian obligor will, subject to certain exceptions, pay additional amounts in respect of such withholding or deduction so that the holder receives the net amount due.

Gains on the sale or other disposition of the notes made outside Brazil by a Nonresident, other than a branch or a subsidiary of Brazilian resident, to another Nonresident are not subject to Brazilian taxes. Gains made by a Brazilian Nonresident from the sale or other disposition of these notes to a Brazilian resident, subject to certain assumptions and conditions, are not subject to Brazilian taxes.

Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the notes by a Nonresident, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Cayman Islands Tax Considerations

The Cayman Islands currently have no exchange control restrictions and no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to PIFCo or any holder of notes issued by PIFCo. Accordingly, payment of principal of (including any premium) and interest on, and any transfer of, the notes will not be subject to taxation in the Cayman Islands; no Cayman Islands withholding tax will be required on such payments to any holder of a note; and gains derived from the sale of notes will not be subject to Cayman Islands capital gains tax. The Cayman Islands are not party to any double taxation treaties.

No stamp duties or similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution and issue of notes by PIFCo unless they are executed in or brought within (for example, for the purposes of enforcement) the jurisdiction of the Cayman Islands, in which case stamp duty of 0.25% of the face amount of the notes may be payable on each note (up to a maximum of 250 Cayman Islands Dollars (“CI$”) (U.S.$312.50)) unless stamp duty of CI$500 (U.S.$625.00) has been paid in respect of the entire issue of notes.

The foregoing conversions of Cayman Island Dollars to U.S. Dollars have been made on the currently applicable basis of U.S.$1.25 = CI$1.00.

European Union Savings Directive

The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from July 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

LEGAL MATTERS

Walkers, special Cayman Islands counsel for PIFCo, will pass upon the validity of the notes and the indenture for PIFCo and the underwriters as to certain matters of Cayman Islands law. Mr. Nilton de Almeida Maia, Petrobras’ general counsel, will pass upon, for PIFCo and Petrobras, certain matters of Brazilian law relating to the notes, the indenture and the standby purchase agreement. The validity of the notes, the indenture and the standby purchase agreement will be passed upon for PIFCo and Petrobras by Cleary Gottlieb Steen & Hamilton LLP.

Machado, Meyer, Sendacz e Opice—Advogados will pass upon the validity of the indenture and the standby purchase agreement for the underwriters as to certain matters of Brazilian law. Shearman & Sterling LLP will pass upon the validity of the notes, the indenture and the standby purchase agreement for the underwriters as to certain matters of New York law.

EXPERTS

The consolidated financial statements of Petrobras and PIFCo, appearing in the combined Petrobras and PIFCo Annual Report on Form 20-F for the year ended December 31, 2005, have been audited by Ernst & Young Auditores Independentes S/S, independent registered public accounting firm as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

As of April 7, 2006, KPMG Auditores Independentes became Petrobras’ and PIFCo’s independent auditors. The unaudited consolidated financial information of Petrobras and PIFCo as of and for the six-month periods ended June 30, 2006 and 2005, incorporated by reference in this Registration Statement on Form F-3, were reviewed by KPMG Auditores Independentes and Ernst & Young Auditores Independentes S/S, respectively. KPMG Auditores Independentes and Ernst & Young Auditores Independentes S/S have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Petrobras Report on Form 6-K and the PIFCo Report on Form 6-K containing financial information for the six-month periods ended June 30, 2006 and 2005, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on such information should be restricted considering the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

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PROSPECTUS

$6,500,000,000

Petróleo Brasileiro S.A. – PETROBRAS

(BRAZILIAN PETROLEUM CORPORATION – PETROBRAS)

Debt Securities, Warrants,

Preferred Shares,

Preferred Shares Represented by American Depositary Shares,

Common Shares,

Common Shares Represented by American Depositary Shares,

Mandatory Convertible Securities,

Guarantees and

Standby Purchase Agreements

Petrobras International Finance Company

Debt Securities, accompanied by Guarantees or

Standby Purchase Agreements of Petrobras

Debt Warrants, accompanied by

Guarantees or Standby Purchase Agreements of Petrobras

Petróleo Brasileiro S.A. – Petrobras may offer from time to time debt securities, warrants, preferred shares, common shares, mandatory convertible securities, guarantees and standby purchase agreements, and Petrobras International Finance Company may issue debt securities accompanied by guarantees or standby purchase agreements of Petrobras and debt warrants accompanied by guarantees or standby purchase agreements of Petrobras, with an aggregate offering price of up to $6,500,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). Petrobras may issue its common shares or preferred shares in the form of American depositary shares. An accompanying prospectus supplement will specify the terms of the securities.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

We may list these securities on any stock exchange, as set forth in an accompanying prospectus supplement.

See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying the securities registered by this prospectus, as updated by the relevant accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 28, 2005

PETROBRAS AND PIFCO

In this prospectus, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A. and its consolidated subsidiaries taken as a whole and references to “PIFCo” mean Petrobras International Finance Company and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to Petrobras and PIFCo, unless the context requires otherwise.

Petrobras

Petróleo Brasileiro S.A. is a mixed-capital company created pursuant to Law No. 2,004 (effective as of October 3, 1953).

A mixed-capital company is a Brazilian corporation created by special law of which a majority of the voting capital must be owned by the Brazilian government, a state or a municipality. Petrobras is controlled by the Brazilian government, but its common and preferred shares are publicly traded.

Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Based on its 2004 consolidated revenues, Petrobras is the largest corporation in Brazil and one of the largest oil and gas companies in Latin America. For the year ended December 31, 2004, Petrobras had sales of products and services of U.S.$51,954 million, net operating revenues of U.S.$37,452 million and net income of U.S.$6,190 million.

Petrobras began operations in Brazil in 1954 as a wholly-owned government enterprise responsible for all hydrocarbon activities in Brazil. From that time until 1995, Petrobras had a government-granted monopoly for all crude oil and natural gas production and refining activities in Brazil. On November 9, 1995, the Brazilian Constitution was amended to authorize the Brazilian government to contract with any state or privately owned company to carry out the activities related to the upstream and downstream segments of the Brazilian oil and gas sector. This amendment eliminated Petrobras’ government-granted monopoly.

Petrobras engages in a broad range of oil and gas activities, which covers the following segments of its operations:

•	Exploration and Production—This segment encompasses exploration, development and production activities in Brazil.

•	Refining, Transportation and Marketing—This segment encompasses refining, logistics, transportation and the purchase of crude oil, as well as the purchase and sale of oil products and fuel alcohol. Additionally, this segment includes Petrobras’ petrochemical and fertilizers division, which includes investments in domestic petrochemical companies and Petrobras’ two domestic fertilizer plants.

•	Distribution—This segment encompasses oil product and fuel alcohol distribution activities conducted by Petrobras’ majority owned subsidiary, Petrobras Distribuidora S.A.-BR in Brazil.

•	Natural Gas and Power—This segment encompasses the purchase, sale and transportation of natural gas produced in or imported into Brazil. Additionally, this segment includes Petrobras’ domestic electric energy commercialization activities as well as investments in domestic natural gas transportation companies, state owned natural gas distributors and thermal electric companies.

•	International—This segment encompasses international activities conducted in 14 countries (Angola, Argentina, Bolivia, Colombia, Mexico, USA, Venezuela, Iran, Libya, Tanzania, Uruguay, Nigeria, Peru and Ecuador), which include Exploration and Production, Supply, Refining, Petrochemical, Distribution and Gas and Energy.

•	Corporate—This segment includes those activities not attributable to other segments, including corporate financial management, overhead related with central administration and other expenses, including pension and health care expenses.

The crude oil and natural gas industry in Brazil has experienced significant reforms since the enactment of Law No. 9,478, or the Oil Law, on August 6, 1997, which established competition in Brazilian markets for crude oil, oil products and natural gas in order to benefit end-users. Effective January 2, 2002, the Brazilian government deregulated prices for crude oil and oil products. The gradual transformation of the oil and gas industry since 1997 has led to increased participation by international companies in Brazil across all segments of our business, both as Petrobras’ competitors and as its partners.

Petrobras’ principal executive office is located at Avenida República do Chile, 65 20035-900 – Rio de Janeiro – RJ, Brazil, and its telephone number is (55-21) 3224-4477.

PIFCo

Petrobras International Finance Company is a Cayman Islands company established on September 24, 1997 as a wholly-owned subsidiary of Braspetro Oil Services Company, or Brasoil, a wholly-owned subsidiary of Petrobras Internacional S.A. (Braspetro), which has since been absorbed by Petrobras. PIFCo was initially incorporated under the name Brasoil Finance Company, which was changed by special resolution of its shareholders to Petrobras International Finance Company on September 25, 1997. On January 14, 2000, the board of directors of Braspetro and Petrobras approved the transfer of 100% of its voting shares of PIFCo from Brasoil to Petrobras. Since April 1, 2000, PIFCo has been a wholly-owned subsidiary of Petrobras.

PIFCo was incorporated in order to facilitate and finance the import of crude oil and oil products by Petrobras into Brazil. Accordingly, its primary function is to act as an intermediary between third-party oil suppliers and Petrobras by engaging in crude oil and oil product purchases from international suppliers and reselling crude oil and oil products in U.S. dollars to Petrobras on a deferred payment basis, at a price which includes a premium to compensate PIFCo for its financing costs. PIFCo is generally able to obtain credit to finance purchases on the same terms granted to Petrobras, and it buys crude oil and oil products at the same price that suppliers would charge Petrobras directly.

As part of Petrobras’ strategy to expand its international operations and facilitate its access to international capital markets, PIFCo engages in borrowings in international capital markets supported by Petrobras, primarily through standby purchase agreements.

In addition, PIFCo also engages in a number of activities that are conducted by three wholly-owned subsidiaries:

•	Petrobras Europe Limited, or PEL, a United Kingdom company that acts as an agent and advisor in connection with Petrobras’ activities in Europe, the Middle East, the Far East and North Africa;

•	Petrobras Finance Limited, or PFL, a Cayman Islands company that carries out a financing program supported by future sales of bunker fuel and fuel oil; and

•	Bear Insurance Company Limited, or BEAR, a Bermuda company that contracts insurance for Petrobras and its subsidiaries.

In January 2003, PIFCo transferred Petrobras Netherlands B.V., or PNBV, a Dutch company engaged in leasing activities of primarily offshore equipment to be used by Petrobras for exploration and production of crude oil and natural gas, to Petrobras as part of Petrobras’ restructuring of its international business segment. PNBV became a wholly-owned subsidiary of Petrobras, effective as of January, 2003.

Beginning in 2004, as part of Petrobras’ restructuring of its offshore subsidiaries in order to centralize trading operations, PIFCo engaged in limited exports of oil and oil products.

Under the laws of the Cayman Islands, PIFCo is a tax exempt company incorporated with limited liability. Its registered office is located at Anderson Square Building, P.O. Box 714, George Town, Grand Cayman Island, Cayman, and its telephone number is (55-21) 3224-1410.

RISK FACTORS

Risks Relating to Our Operations

Substantial or extended declines in the prices of crude oil and oil products may have a material adverse effect on our income.

A significant amount of our revenue is derived from sales of crude oil and oil products. We do not, and will not, have control over the factors affecting international prices for crude oil and oil products. The average prices of Brent crude, an international benchmark oil, were approximately U.S.$38.21 per barrel for 2004, U.S.$28.84 per barrel for 2003 and U.S.$25.02 per barrel for 2002. Changes in crude oil prices typically result in changes in prices for oil products.

Historically, international prices for crude oil and oil products have fluctuated widely as a result of many factors. These factors include:

•	global and regional economic and political developments in crude oil producing regions, particularly in the Middle East;

•	the ability of the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producing nations to set and maintain crude oil production levels and prices;

•	global and regional supply and demand for crude oil and oil products;

•	competition from other energy sources;

•	domestic and foreign government regulations;

•	weather conditions; and

•	global conflicts and acts of terrorism.

We expect continued volatility and uncertainty in international prices for crude oil and oil products. Substantial or extended declines in international crude oil prices may have a material adverse effect on our business, results of operations and financial condition, and the value of our proved reserves. In addition, significant decreases in the price of crude oil may cause us to reduce or alter the timing of our capital expenditures, and this could adversely affect our production forecasts in the medium term and our reserve estimates in the future.

Our ability to achieve our growth objectives depends on our ability to discover additional reserves and successfully develop them, and failure to do so could prevent us from achieving our long-term goals for growth in production.

Our ability to achieve our growth objectives is highly dependent upon our ability to discover additional reserves, as well as to successfully develop current reserves. In addition, our exploration activities expose us to the inherent risks of drilling, including the risk that we will not discover commercially productive crude oil or natural gas reserves. The costs of drilling wells are often uncertain, and numerous factors beyond our control (such as unexpected drilling conditions, equipment failures or accidents and shortages or delays in the availability of drilling rigs and the delivery of equipment) may cause drilling operations to be curtailed, delayed or cancelled. These risks are heightened when we drill in deep water (between 300 and 1500 meters) and ultra deep water (above 1500 meters). Deep water drilling represented approximately 56.6% of the exploratory wells drilled in 2004, a higher proportion than for many other oil and gas producers.

Unless we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are extracted. If we fail to gain access to additional reserves we may not achieve our long-term goals for production growth and our results of operations and financial condition may be adversely affected.

Our crude oil and natural gas reserve estimates involve some degree of uncertainty and may prove to be incorrect over time, which could adversely affect our ability to generate income.

The proved crude oil and natural gas reserves set forth in this annual report are our estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Our proved developed crude oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. There are uncertainties in estimating quantities of proved reserves related to prevailing crude oil and natural gas prices applicable to our production, which may lead us to make revisions to our reserve estimates. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition.

We are subject to numerous environmental and health regulations that have become more stringent in the recent past and may result in increased liabilities and increased capital expenditures.

Our activities are subject to a wide variety of federal, state and local laws, regulations and permit requirements relating to the protection of human health and the environment, both in Brazil and in other jurisdictions in which we operate. In Brazil, we could be exposed to administrative and criminal sanctions, including warnings, fines and closure orders, for non-compliance with these environmental regulations, which, among other things, limit or prohibit emissions or spills of toxic substances produced in connection with our operations. In 2004, we experienced spills totaling 140,000 gallons of crude oil, as compared to 73,000 gallons in 2003 and 52,000 gallons in 2002. As a result of certain of these spills, we were fined by various state and federal environmental agencies, named the defendant in several civil and criminal suits and remain subject to several investigations and potential civil and criminal liabilities. Waste disposal and emissions regulations may require us to clean up or retrofit our facilities at substantial cost and could result in substantial liabilities. The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources, or IBAMA) routinely inspects our oil platforms in the Campos Basin, and may impose fines, restrictions on operations or other sanctions in connection with its inspections. In addition, we are subject to environmental laws that require us to incur significant costs to remedy any damage that a project may cause to the environment (compensação ambiental). These additional costs may have a negative impact on the profitability of the projects we intend to implement or may make such projects economically unfeasible.

As environmental regulations become more stringent, it is probable that our capital expenditures for compliance with environmental regulations and to effect improvements in our health, safety and environmental practices will increase substantially in the future. Because our capital expenditures are subject to approval by the Brazilian government, increased expenditures to comply with environmental regulations could result in reductions in other strategic investments. Any such reduction may have a material adverse effect on our results of operations or financial condition.

We may incur losses and spend time and money defending pending litigation and arbitration.

We are currently a party to numerous legal proceedings relating to civil, administrative, environmental, labor and tax claims filed against us. These claims involve substantial amounts of money and other remedies. Several individual disputes account for a significant part of the total amount of claims against us. For example, on the grounds that drilling and production platforms may not be classified as sea-going vessels, the Brazilian Revenue Service asserted that overseas remittances for charter payments should be reclassified as lease payment and subject to a withholding tax of 25%. They have filed two tax assessments against us in the aggregate amount of R$3,157 million (approximately U.S.$1,098 million). See Item 8. “Financial Information—Legal Proceedings.” In addition, recent changes in Brazilian laws relating to retirement benefits affecting our employees may increase our exposure to labor litigation in the future.

In the event that claims involving a material amount and for which we have no provisions were to be decided against us, or in the event that the losses estimated turn out to be significantly higher than the provisions made, the aggregate cost of unfavorable decisions could have a material adverse effect on our financial condition and results of operations. Additionally, our management may be required to direct its time and attention to defending these claims, which could preclude them from focusing on our core business. Depending on the outcome, certain litigation could result in restrictions on our operations and have a material adverse effect on certain of our businesses.

If the State of Rio de Janeiro enforces a law imposing ICMS on oil upstream activities, our results of operations and financial condition may be adversely affected.

In June 2003, the State of Rio de Janeiro enacted a law, referred to as “Noel Law,” imposing the Imposto sobre Circulação de Mercadorias e Serviços (state sales tax, or ICMS) on upstream activities. Although the law is technically in force, the government of the State of Rio de Janeiro has yet to enforce it. Currently, the ICMS for fuels derived from oil is assessed at the point of sale but not at the wellhead level. If the State of Rio de Janeiro enforces the law, it is unlikely that the other states would allow us to use the tax imposed at the wellhead level in Rio de Janeiro as a credit to offset the tax imposed at the sale level. Therefore, we would have to pay ICMS at both levels. The constitutionality of this law is currently being challenged at the Brazilian Supreme Court. If the law is declared constitutional and the State of Rio de Janeiro enforces the law against us, we estimate that the amount of ICMS that we would be required to pay to the State of Rio de Janeiro could increase by approximately R$5.85 billion (U.S.$2 billion) per year. This increase could have a material adverse effect on our results of operations and financial condition.

Our participation in the domestic power market has generated losses and may not become profitable.

Consistent with the global trend of other major oil and gas companies and to secure demand for our natural gas, we participate in the domestic power market. Despite a number of incentives introduced by the former Brazilian government to promote the development of thermoelectric power plants, development of such plants has been slow. We have invested in 12 (ten in operation and two under construction or development) of the 39 gas-fired power generation plants being built or proposed to be built in Brazil under the program to promote the development of thermoelectric plants, known as the Programa Prioritário de Termoeletricidade (Thermoelectric Priority Program, or PPT). Demand for energy produced by our thermoelectric plants has been lower than we expected mainly as a result of good hydrological conditions in the last years that increased the supply and lowered the prices of energy from hydroelectric power plants.

In 2002, the Brazilian Congress passed a law increasing government intervention in the domestic power market, and in 2003 the current administration proposed a new regulatory model for the energy sector. Although the new model for the energy sector creates certain incentives for investments in power generation, the changes implemented by it have not reduced our risks of losses. See Item 4. “Information on the Company—Natural Gas and Power—New Regulatory Model.”

Our participation in the domestic power market has generated losses and may not become profitable and it may continue to adversely affect our operating results and financial condition.

We may not be able to obtain financing for all of our planned investments, and failure to do so could adversely affect our operating results and financial condition.

The Brazilian government maintains control over our budget and establishes limits on our investments and long-term debt. As a state-controlled entity, we must submit our proposed annual budgets to the Ministry of Planning, Budget and Management, the Ministry of Mines and Energy, and the Brazilian Congress for approval. If we cannot obtain financing that does not require Brazilian government approval, such as structured financings, we may not be free to make all the investments we envision, including those we have agreed to make to expand and develop our crude oil and natural gas fields. If we are unable to make these investments, our operating results and financial condition may be adversely affected.

Currency fluctuations could have a material adverse effect on our financial condition and results of operations, because most of our revenues are in Reais and a large portion of our liabilities are in foreign currencies.

The principal market for our products is Brazil, and over the last three fiscal years over 80% of our revenues have been denominated in Reais. A substantial portion of our indebtedness and some of our operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. dollars and other foreign currencies. In addition, during 2004 we imported U.S.$6.9 billion of crude oil and oil products, the prices of which were all denominated in U.S. dollars.

The Real depreciated 52.3% in 2002 against the U.S. dollar before appreciating 18.2% and 8.1% against the U.S. dollar in 2003 and 2004, respectively. As of June 23, 2005, the exchange rate of the Real to the U.S. dollar was R$2.3932 per U.S.$1.00, representing an appreciation of approximately 9.8% in 2005 year-to-date. The value of the Real in relation to the U.S. dollar may continue to fluctuate and may include a significant depreciation of the Real against the U.S. dollar as occurred in 2002. Any future substantial devaluation of the Real may adversely affect our operating cash flows and our ability to meet our foreign currency-denominated obligations.

We are exposed to increases in prevailing market interest rates, which leaves us vulnerable to increased financing expenses.

As of December 31, 2004, approximately 55% of our total indebtedness consisted of floating rate debt. We have not entered into derivative contracts or made other arrangements to hedge against interest rate risk. Accordingly, if market interest rates (principally LIBOR) rise, our financing expenses will increase, which could have a material adverse effect on our results of operations and financial condition.

We are not insured against business interruption for our Brazilian operations and most of our assets are not insured against war and terrorism.

We do not maintain coverage for business interruption for our Brazilian operations, and as a result, we could suffer losses that could have a material adverse effect on our financial condition or results of operations. If our workers were to strike, the resulting work stoppages could have an adverse effect on us, as we do not carry insurance for losses incurred as a result of business interruptions of any nature, including business interruptions caused by labor action. In addition, we do not insure most of our assets against war and terrorism. A terrorist attack or an operational incident causing an interruption of our business could therefore have a material adverse effect on our financial condition or results of operations.

We are subject to substantial risks relating to our international operations, in particular in Latin America and the Middle East.

We operate in a number of different countries, particularly in Latin America and the Middle East that can be politically, economically and socially unstable. The results of operations and financial condition of our subsidiaries in these countries may be adversely affected by fluctuations in their local economies, political instability and governmental actions relating to the economy, including:

•	the imposition of exchange or price controls;

•	the imposition of restrictions on hydrocarbon exports;

•	the devaluation of local currencies; or

•	increases in export tax rates for crude oil and oil products.

If one or more of the risks described above were to materialize we may not achieve our strategic objectives in these countries or in our international operations as a whole, resulting in a material adverse effect on our results of operations and financial condition.

Of the countries in which we operate outside Brazil, our operations in Argentina are the most significant, representing approximately 5.6% of our total crude oil and natural gas production and 3.3% of our proved crude oil and natural gas reserves at December 31, 2004. In response to the Argentine crisis, the Argentine government has made a number of changes in the regulatory structure, including increasing government control over the price structure of many industries, such as the oil and gas sector. In addition, our operations in Bolivia represented approximately 2.3% of our total production in barrels of oil equivalent and 2.8% of our proved crude oil and natural gas reserves at December 31, 2004. Recent political unrest in Bolivia has targeted foreign companies’ participation in Bolivia’s natural gas industry, which resulted in a significant increase in royalties and taxes in May 2005 and calls by some groups for nationalization of the energy industry. Protests by opposition groups eventually led to the resignation of President Carlos Mesa in June 2005, after a mere 19 months in office. The Bolivian political, economic and social situation, generally, and the country’s energy policy, in particular, remains extremely volatile and unpredictable. Future policy decisions in Argentina and Bolivia may adversely affect our investments in each country. A deterioration in the situation of Argentina and Bolivia may have a material adverse effect on our results of operation and financial condition.

Risks Relating to PIFCo

PIFCo may not earn enough money from its own operations to meet its debt obligations.

PIFCo is a direct wholly-owned subsidiary of Petrobras incorporated in the Cayman Islands as an exempted company with limited liability. Accordingly, PIFCo’s financial position and results of operations are largely affected by our decisions, as its parent company. PIFCo has limited operations consisting principally of the purchase of crude oil and oil products from third parties and the resale of those products to us, with financing for such operations provided by us as well as third-party credit providers. PIFCo also buys and sells crude oil and oil products from and to third parties on a limited basis. PIFCo’s ability to pay interest, principal and other amounts due on its outstanding and future debt obligations will depend upon a number of factors, including:

•	our financial condition and results of operations;

•	the extent to which we continue to use PIFCo’s services for market purchases of crude oil and oil products;

•	our willingness to continue to make loans to PIFCo and provide PIFCo with other types of financial support;

•	PIFCo’s ability to access financing sources, including the international capital markets and third-party credit facilities; and

•	PIFCo’s ability to transfer its financing costs to us.

In the event of a material adverse change in our financial condition or results of operations or in our financial support of PIFCo, PIFCo may not have sufficient funds to repay all amounts due on its indebtedness. See “Risks Relating to Our Operations “ for a more detailed description of certain risks that may have a material adverse impact on our financial condition or results of operations and therefore affect PIFCo’s ability to meet its debt obligations.

If Brazilian law restricts us from paying PIFCo in U.S. dollars, PIFCo may have insufficient U.S. dollar funds to make payments on its debt obligations.

PIFCo obtains substantially all of its funds from our payments in U.S. dollars for crude oil that we purchase from PIFCo. In order to remit U.S. dollars to PIFCo, we must comply with Brazilian foreign exchange control regulations, including preparing specified documentation to be able to obtain U.S. dollar funds for payment to PIFCo. If Brazilian law were to impose additional restrictions, limitations or prohibitions on our ability to convert Reais into U.S. dollars, PIFCo may not have sufficient U.S. dollar funds available to make payment on its debt obligations. Such restrictions could also have a material adverse effect on the Brazilian economy or our business, financial condition and results of operations.

PIFCo may be limited in its ability to pass on its financing costs.

PIFCo is principally engaged in the purchase of crude oil and oil products for sale to Petrobras, as described above. PIFCo regularly incurs indebtedness related to such purchases and/or obtain financing from us or third-party creditors. At December 31, 2004, approximately 15.5% of PIFCo’s indebtedness was floating-rate debt denominated in U.S. dollars. All such indebtedness has the benefit of our standby purchase obligation or other support. PIFCo has historically passed on its financing costs to us by selling crude oil and oil products to us at a premium to compensate for its financing costs. Although we intend to continue this practice in the future, we cannot assure you that we will. PIFCo’s inability to transfer its financing costs to us could have a material adverse effect on PIFCo’s business and on its ability to meet its debt obligations on the long term.

Risks Relating to the Relationship between us and the Brazilian Government

The Brazilian government, as our controlling shareholder, may cause us to pursue certain macroeconomic and social objectives that may have an adverse effect on our results of operations and financial condition.

The Brazilian government, as our controlling shareholder, has pursued, and may pursue in the future, certain of its macroeconomic and social objectives through us. Brazilian law requires the Brazilian government to own a majority of our voting stock, and so long as it does, the Brazilian government will have the power to elect a majority of the members of our board of directors and, through them, a majority of the executive officers who are responsible for our day-to-day management. As a result, we may engage in activities that give preference to the objectives of the Brazilian government rather than to our own economic and business objectives. In particular, we continue to assist the Brazilian government to ensure that the supply of crude oil and oil products in Brazil meets Brazilian consumption requirements. Accordingly, we may make investments, incur costs and engage in sales on terms that may have an adverse effect on our results of operations and financial condition.

If the Brazilian government reinstates controls over the prices we can charge for crude oil and oil products, such price controls could affect our financial condition and results of operations.

In the past, the Brazilian government set prices for crude oil and oil products in Brazil, often below prevailing prices on the world oil markets. These prices involved elements of cross-subsidy among different oil products sold in various regions in Brazil. The cumulative impact of this price regulation system on us is recorded as an asset on our balance sheet under the line item “Petroleum and Alcohol Account—Receivable from the Brazilian government.” The balance of the account at December 31, 2004 was U.S.$282 million. All price controls for crude oil and oil products ended on January 2, 2002, however, the Brazilian government could decide to reinstate price controls in the future as a result of market instability or other conditions. If this were to occur, our financial condition and results of operations could be adversely affected.

We do not own any of the crude oil and natural gas reserves in Brazil.

A guaranteed source of crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income. Under Brazilian law, the Brazilian government owns all crude oil and natural gas reserves in Brazil. We possess the exclusive right to develop our reserves pursuant to concession agreements awarded to us by the Brazilian government, but if the Brazilian government were to restrict or prevent us from exploiting these crude oil and natural gas reserves, our ability to generate income would be adversely affected.

Risks Relating to Brazil

The Brazilian government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business and may have a material adverse effect on our results of operations and financial condition.

The Brazilian government’s economic policies may have important effects on Brazilian companies, including us, and on market conditions and prices of Brazilian securities. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	energy shortages;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect the market value of our securities, financial condition and results of operations.

Our principal market is Brazil, which has, in the past, periodically experienced extremely high rates of inflation. Inflation, along with recent governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rates of inflation, as measured by the National Consumer Price Index (Índice Nacional de Preços ao Consumidor), have decreased from 2,489.1% in 1993 to 929.3% in 1994 and to 5.3% in 2000. The same index increased to 9.4% during 2001 and to 14.7% in 2002, before decreasing to 10.4% in 2003 and to 6.1% in 2004.

Brazil may experience high levels of inflation in the future. The lower levels of inflation experienced since 1994 may not continue. Future governmental actions, including actions to adjust the value of the Real, could trigger increases in inflation, which may adversely affect our results of operations and financial condition.

Access to international capital markets for Brazilian companies is influenced by the perception of risk in Brazil and other emerging economies, which may hurt our ability to finance our operations and the trading values of our securities.

International investors generally consider Brazil to be an emerging market. As a result, economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies. As a result of economic problems in various emerging market countries in recent years (such as the Asian financial crisis of 1997, the Russian financial crisis in 1998 and the Argentine financial crisis that began in 2001), investors have viewed investments in emerging markets with heightened caution. These crises produced a significant outflow of U.S. dollars from Brazil, causing Brazilian companies to face higher costs for raising funds, both domestically and abroad, and impeding access to international capital markets. Increased volatility in securities markets in Latin American and in other emerging market countries may have a negative impact on the trading value of our securities. We cannot assure you that international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to us.

Risks Relating to our Equity and Debt Securities

The Brazilian securities markets are smaller, more volatile and less liquid than the major U.S. and European securities markets and therefore you may have greater difficulty selling the common or preferred shares underlying our ADSs.

The Brazilian securities markets are smaller, more volatile and less liquid than the major securities markets in the United States and other jurisdictions, and are not as highly regulated or supervised. The relatively small capitalization and liquidity of the Brazilian equity markets may substantially limit your ability to sell the common or preferred shares underlying our ADSs at the price and time you desire. These markets may also be substantially affected by economic circumstances unique to Brazil, such as currency devaluations.

The market for our debt securities may not be liquid.

Debt securities issued by PIFCo or Petrobras may not be listed on any securities exchange. We can make no assurance as to the liquidity of or trading markets for our debt securities. We cannot guarantee that the holders of such debt securities will be able to sell their notes in the future. If a market for our debt securities does not develop, holders of such debt securities may not be able to resell them for an extended period of time, if at all.

You may be unable to exercise preemptive rights with respect to the common or preferred shares underlying our ADSs.

Holders of ADSs that are residents of the United States may not be able to exercise the preemptive rights relating to the common or preferred shares underlying our ADSs unless a registration statement under the U.S. Securities Act of 1933 is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common or preferred shares relating to these preemptive rights, and therefore we may not file any such registration statement. If a registration statement is not filed and an exemption from registration does not exist, Citibank N.A., as depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the proceeds of the sale. However, the preemptive rights will expire if the depositary cannot sell them.

You may not be able to sell our ADSs at the time or the price you desire because an active or liquid market for our ADSs may not be sustained.

We cannot predict whether an active liquid public trading market for our ADSs will be sustained on the New York Stock Exchange, where they are currently traded. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. We do not anticipate that a public market for our common or preferred shares will develop in the United States.

Restrictions on the movement of capital out of Brazil may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the common or preferred shares underlying our ADSs and may impact our ability to service certain debt obligations, including guarantees or standby purchase agreements entered into in support of PIFCo’s debt securities.

The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil.

Brazilian law permits the Brazilian government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed, could impair or prevent the conversion of dividends, distributions, or the proceeds from any sale of common or preferred shares from Reais into U.S. dollars and the remittance of the U.S. dollars abroad. The Brazilian government could decide to take similar measures in the future. In such a case, the depositary for the ADSs will hold the Reais it cannot convert for the account of the ADS holders who have not been paid. The depositary will not invest the Reais and will not be liable for the interest.

Additionally, if the Brazilian government were to impose restrictions on our ability to convert Reais into U.S. dollars, we would not be able to make payment on our dollar-denominated debt obligations. For example, any such restrictions could prevent us from making funds available to PIFCo, for payment of its debt obligations, certain of which may be supported by us through guarantees or standby purchase agreements.

If you exchange your ADSs for common or preferred shares, you risk losing the ability to remit foreign currency abroad and forfeiting Brazilian tax advantages.

The Brazilian custodian for our common or preferred shares underlying our ADSs must obtain a certificate of registration from the Central Bank of Brazil to be entitled to remit U.S. dollars abroad for payments of dividends and other distributions relating to our preferred and common shares or upon the disposition of the common or preferred shares. If you decide to exchange our ADSs for the underlying common or preferred shares, you will be entitled to continue to rely, for five Brazilian business days from the date of exchange, on the custodian’s certificate of registration. After that period, you may not be able to obtain and remit U.S. dollars abroad upon the disposition of the common or preferred shares, or distributions relating to the common or preferred shares, unless you obtain your own certificate of registration or register under Resolution No. 2,689, of January 26, 2000, of the Conselho Monetário Nacional (National Monetary Council), which entitles registered foreign investors to buy and sell on the São Paulo Stock Exchange. In addition, if you do not obtain a certificate of registration or register under Resolution No. 2,689, you may be subject to less favorable tax treatment on gains with respect to the common or preferred shares.

If you attempt to obtain your own certificate of registration, you may incur expenses or suffer delays in the application process, which could delay your ability to receive dividends or distributions relating to the common or preferred shares or the return of your capital in a timely manner. The custodian’s certificate of registration or any foreign capital registration obtained by you may be affected by future legislative or regulatory changes and we cannot assure you that additional restrictions applicable to you, the disposition of the underlying common or preferred shares or the repatriation of the proceeds from disposition will not be imposed in the future.

You may face difficulties in protecting your interests as a shareholder because we are subject to different corporate rules and regulations as a Brazilian company and because holders of our common shares, preferred shares and ADSs have fewer and less well-defined shareholders’ rights than those traditionally enjoyed by United States shareholders.

Our corporate affairs are governed by our bylaws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Brazil. In addition, your rights as an ADS holder, which are derivative of the rights of holders of our common or preferred shares, as the case may be, to protect your interests against actions by our board of directors may be fewer and less well-defined under Brazilian Corporation Law than those under the laws of other jurisdictions.

Although insider trading and price manipulation are considered crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions. In addition, rules and policies against self-dealing and the preservation of shareholder interests may be less well-defined and enforced in Brazil than in the United States, putting holders of our common shares, preferred shares and ADSs at a potential disadvantage. Corporate disclosure may be less complete or informative than what may be expected of a U.S. public company.

We are a mixed-capital company organized under the laws of Brazil and all of our directors and officers reside in Brazil. Substantially all of our assets and those of our directors and officers are located in Brazil. As a result, it may not be possible for you to effect service of process upon us or our directors and officers within the United States or other jurisdictions outside Brazil or to enforce against us or our directors and officers judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain requirements are met, you may face greater difficulties in protecting your interest in actions against us or our directors and officers than would shareholders of a corporation incorporated in a state or other jurisdiction of the United States.

Preferred shares and the ADSs representing preferred shares generally do not give you voting rights.

Under Brazilian law and our bylaws, holders of preferred shares generally do not have the right to vote in meetings of our stockholders. This means, among other things, that holders of ADSs representing preferred shares are not entitled to vote on important corporate transactions or decisions.

Enforcement of our obligations under standby purchase agreements might take longer than expected.

We may enter into standby purchase agreements in support of PIFCo’s obligations under its notes and indentures. Our obligation to purchase from the PIFCo noteholders any unpaid amounts of principal, interest and other amounts due under the PIFCo notes and the indenture will apply, subject to certain limitations, irrespective of whether any such amounts are due at maturity of the PIFCo notes or otherwise.

We have been advised by our counsel that the enforcement of the standby purchase agreement in Brazil against us, if necessary, will occur under a form of judicial process that, while similar, has certain procedural differences from those applicable to enforcement of a guarantee and, as a result, the enforcement of the standby purchase agreement may take longer than would otherwise be the case with a guarantee.

We may not be able to pay our obligations under a guarantee or standby purchase agreement in U.S. Dollars.

Payments by us to PIFCo for the import of oil, the expected source of PIFCo’s cash resources to pay its obligations under the PIFCo notes, will not require approval by or registration with the Central Bank of Brazil. There may be other regulatory requirements that we will need to comply with in order to make funds available to PIFCo. If we are required to make payments under a guarantee or standby purchase agreement, Central Bank of Brazil approval may be necessary. Any approval from the Central Bank of Brazil may only be requested when such payment is to be remitted abroad by us, and will be granted by the Central Bank of Brazil on a case-by-case basis. It is not certain that any such approvals will be obtainable at a future date. In case the PIFCo noteholders receive payments in Reais corresponding to the equivalent U.S. Dollar amounts due under PIFCo’s notes, it may not be possible to convert these amounts into U.S. Dollars. We will not need any prior or subsequent approval from the Central Bank of Brazil to use funds we hold abroad to comply with our obligations under the standby purchase agreement.

We would be required to pay judgments of Brazilian courts enforcing our obligations under a guarantee or standby purchase agreement only in Reais.

If proceedings were brought in Brazil seeking to enforce our obligations in respect of a guarantee or standby purchase agreement, we would be required to discharge our obligations only in Reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Reais, which is payable in Brazil pursuant to a decision of a Brazilian court, may be satisfied in Reais at the rate of exchange, as determined by the Central Bank of Brazil, in effect on the date of payment.

A finding that we are subject to U.S. bankruptcy laws and that the guarantee or standby purchase agreement executed by us was a fraudulent conveyance could result in PIFCo noteholders losing their legal claim against us.

PIFCo’s obligation to make payments on the PIFCo notes is supported by our obligation under the standby purchase agreement to make payments on PIFCo’s behalf. In the event that U.S. federal fraudulent conveyance or similar laws are applied to a guarantee or standby purchase agreement, and we, at the time we entered into the guarantee or standby purchase agreement:

•	were or are insolvent or rendered insolvent by reason of our entry into the guarantee or standby purchase agreement;

•	were or are engaged in business or transactions for which the assets remaining with us constituted unreasonably small capital; or

•	intended to incur or incurred, or believed or believes that we would incur, debts beyond our ability to pay such debts as they mature; and

•	in each case, intended to receive or received less than reasonably equivalent value or fair consideration therefor,

then our obligations under the guarantee or standby purchase agreement could be avoided, or claims in respect of the guarantee or standby purchase agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to a guarantee or standby purchase agreement on fraudulent conveyance grounds may focus on the benefits, if any, realized by us as a result of PIFCo’s issuance of these notes. To the extent that a guarantee or standby purchase agreement is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the PIFCo notes would not have a claim against us under the guarantee or standby purchase agreement and will solely have a claim against PIFCo. We cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the PIFCo noteholders relating to any avoided portion of a guarantee or standby purchase agreement.

RATIO OF EARNINGS TO FIXED CHARGES

Petrobras

The following table contains the consolidated ratios of earnings to fixed charges and preferred dividends of Petrobras for the periods indicated:

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	4.97	4.17	3.49	3.59	3.56	3.59

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

PIFCo

The following table contains the consolidated ratios of earnings to fixed charges of PIFCo for the periods indicated:

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges(1)	1.29	0.89	0.77	0.99	0.91	0.99

(1)	Earnings were inadequate to cover fixed charges by U.S.$20.3 million in the year ended December 31, 2001, U.S.$65.5 million in the year ended December 31, 2002, U.S.$3.0 million in the year ended December 31, 2003, U.S.$59.1 million in the year ended December 31, 2004 and U.S.$1.5 million in the three months ended March 31, 2005.

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, Petrobras may sell any combination of debt securities, warrants, preferred shares, common shares and securities mandatorily convertible into its preferred or common shares, and PIFCo may sell debt securities accompanied by guarantees or standby purchase agreements of Petrobras and debt warrants accompanied by guarantees or standby purchase agreements of Petrobras in one or more offerings. Any preferred shares or common shares of Petrobras, in one or more offerings, may be in the form of American depositary shares (which we refer to as ADSs) and evidenced by American depositary receipts (which we refer to as ADRs). From the sales of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities and debt securities, including debt warrants, accompanied by guarantees and standby purchase agreements, we will receive an aggregate amount of up to $6,500,000,000 (which is the aggregate issue price of all securities issued).

This prospectus, and the documents incorporated by reference in this prospectus, provide you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of those securities and the offering. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words, such as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimate” and “potential”, among others. We have made forward-looking statements that address, among other things, our:

•	regional marketing and expansion strategy;

•	drilling and other exploration activities;

•	import and export activities;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	liquidity; and

•	development of additional revenue sources.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include:

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	international and Brazilian political, economic and social developments;

•	our ability to find, acquire or gain access to additional reserves and to successfully develop our current ones;

•	uncertainties involved in making estimates of our reserves;

•	our ability to obtain financing;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, governmental regulations;

•	receipt of governmental approvals and licenses;

•	military operations, terrorists acts, wars or embargoes;

•	the cost and availability of adequate insurance coverage; and

•	other factors discussed below under “Risk Factors.”

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors, including those in “Risk Factors” set forth in supplements to this prospectus and in documents incorporated by reference in this prospectus.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained in this prospectus.

CAPITALIZATION

Petrobras

The following table sets out the consolidated short-term debt and capitalization of Petrobras as of March 31, 2005, excluding trade payables pursuant to related parties and accrued interest. There have been no material changes in the consolidated capitalization of Petrobras since March 31, 2005. This table should be read in conjunction with the financial statements of Petrobras which are incorporated by reference.

As of March 31, 2005
(in millions of U.S. Dollars)
Short-term debt:
Short-term debt	$1,014
Current portion of long-term debt	1,052
Current portion of project financings	1,694
Current portion of capital lease obligations	263

Total short-term debt	4,023

Long-term debt	11,866

Project financings	4,025
Capital lease obligations	1,052
Shareholders’ equity(1)(2)	24,397

Total capitalization	$45,363

(1)	Comprising (a) 634,168,418 shares of common stock and (b) 462,369,507 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.
(2)	Shareholders’ equity includes an unrecognized loss in the amount of U.S.$1,967 million related to “Amounts not recognized as net periodic pension cost.” This item would decrease if the discount rate assumption for determining the expense and liability related to Petrobras’ pension plan were to be increased.

PIFCo

The following table sets out the consolidated short-term debt and capitalization of PIFCo as of March 31, 2005, excluding trade payables pursuant to related parties and accrued interest. There have been no material changes in the consolidated capitalization of PIFCo since March 31, 2005. This table should be read in conjunction with the financial statements of PIFCo which are incorporated by reference.

As of March 31, 2005
(in millions of U.S. Dollars)
Short-term debt:
Short-term financing	$493
Current portion of long-term debt	272
Notes payable—related parties	3,216

Total short-term debt	3,981

Long-term liabilities:
Long-term debt	6,188
Notes payable—related parties	3,598

Total long-term liabilities	9,786

Stockholder’s equity
Capital stock(1)	—
Additional paid in capital	174
Accumulated deficit.	(140)

Total stockholder’s equity	34

Total capitalization	$13,801

(1)	Comprising 50,000 shares of common stock, par value U.S.$1.00, which have been authorized and issued.

USE OF PROCEEDS

Petrobras

Unless otherwise indicated in an accompanying prospectus supplement, Petrobras intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding working capital and capital expenditures, financing potential acquisitions and the repayment of existing debt. Additional information on the use of net proceeds from the sale of offered securities will be described in the prospectus supplement relating to those securities. Petrobras may temporarily invest funds that it does not need immediately for these purposes in marketable securities.

PIFCo

Unless otherwise indicated in an accompanying prospectus supplement, PIFCo intends to use the net proceeds from the sale of its debt securities and debt warrants for general corporate purposes, including the financing of the purchase of oil product imports and the repayment of existing trade-related debt. Additional information on the use of net proceeds from the sale of offered securities will be described in the prospectus supplement relating to those securities. PIFCo may temporarily invest funds that it does not need immediately for these purposes in marketable securities.

THE SECURITIES

Petrobras may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities that may be convertible into our common shares or preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	securities that are mandatorily convertible into preferred or common shares (or ADSs representing our preferred or common shares);

•	common shares, which may be in the form of ADSs and evidenced by ADRs;

•	preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase common shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase debt securities;

•	guarantees accompanying debt securities or debt warrants of PIFCo; and

•	standby purchase agreements accompanying debt securities or debt warrants of PIFCo.

PIFCo may from time to time offer under this prospectus:

•	senior or subordinated debt securities, accompanied by guarantees or standby purchase agreements of Petrobras or other credit enhancements, including letters of credit, political risk insurance or other similar instruments; and

•	warrants to purchase debt securities, accompanied by guarantees or standby purchase agreements of Petrobras or other credit enhancements, including letters of credit, political risk insurance or other similar instruments.

The aggregate initial offering price of all the offered securities will not exceed $6,500,000,000.

LEGAL OWNERSHIP

In this prospectus and in any attached prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares or common shares, they may be evidenced by ADRs and you will hold them indirectly through ADSs. The underlying preferred shares or common shares will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreements, as amended from time to time, with respect to our preferred shares and common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain copies of the deposit agreements from the SEC’s Public Reference Room. See “Where You Can Find More Information.”

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the securities and instead deal only with the depositary that holds the global security.

You should be aware that if our securities are issued only in the form of global securities:

•	you cannot have the securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our securities are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities—Events of Default.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page [•] entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the Petrobras or PIFCo indenture that will govern the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities.

Indenture

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, any debt securities that we issue will be governed by a document called an indenture. The indenture is a contract entered into between any one of us and a trustee, currently JPMorgan Chase Bank. The trustee has two main roles:

•	first, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs”; and

•	second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

The indenture and its associated documents contain the full legal text of the matters described in this section. We have agreed that New York law governs the indenture and the debt securities. We have filed a copy of the Petrobras indenture and PIFCo indenture with the SEC as exhibits to our registration statement. We have consented to the non-exclusive jurisdiction of any U.S. federal court sitting in the borough of Manhattan in the City of New York, New York, United States and any appellate court from any thereof.

Types of Debt Securities

Together or separately, we may issue as many distinct series of debt securities under our indentures as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body. This section summarizes material terms of the debt securities that are common to all series and to each of the Petrobras and PIFCo indentures, unless otherwise indicated in this section and in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue the debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue the debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement(s).

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement(s) relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement(s).

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series (including any provision for the future offering of additional debt securities of the series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	whether the debt securities will be accompanied by a standby purchase agreement, guarantee or other credit enhancements, including letters of credit, political risk insurance or other similar instruments;

•	the date or dates on which the debt securities of the series will mature and any other date or dates on which we will pay the principal of the debt securities of the series;

•	the annual rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	any period or periods during which, and the price or prices at which, we will have the option to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase rights;

•	whether the debt securities will be senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	any obligation we will have to redeem or repurchase the debt securities of the series, including any sinking fund or analogous provision, the period or periods during which, and the price or prices at which, we would be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Discharge”;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership—Global Securities”, the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership—Global Securities”;

•	whether the debt securities will be convertible or exchangeable at your option or at our option into equity securities, and, if so, the terms and conditions of conversion or exchange;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange(s) and, if so, which one(s).

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. (Section 3.02)

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.05)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Section 3.05)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 10.02)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 3.05)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. (Section 3.07)

We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City (which is currently located at 450 W. 33rd St., 15th Floor, New York, New York 10001, Attention: Institutional Trust Services) or at the office of J.P. Morgan Trust Bank Ltd., a bank established under the laws of Japan (which is currently located at Akasaka Park Building, 13th Floor, 2-20 Akasaka, 5-chome, Minato-ku, Tokyo 107-6151, Japan). You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.”

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold. (Section 10.02)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.06)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.03)

Special Situations

Mergers and Similar Events

Under the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described later under “—Modification and Waiver.” We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “—Optional Tax Redemption.”

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell or lease our assets, the other entity must unconditionally assume our obligations on the debt securities, including the obligation to pay the additional amounts described under “Payment of Additional Amounts.” This assumption may be by way of a full and unconditional guarantee in the case of a sale or lease of substantially all of our assets.

•	If such other entity is organized under the laws of a country other than the United States, a state thereof or Brazil, it must indemnify you against any tax, assessment or governmental charge or other cost resulting from the transaction.

•	We must not be in default on the debt securities immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The entity to which we sell or lease such assets guarantees our obligations or the entity into which we merge or consolidate with must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture. Furthermore, in this case, the trustee must receive an opinion of counsel stating that the entity’s guarantees are valid, that certain registration requirements applicable to the guarantees have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees our obligations must also deliver certain certificates and other documents to the trustee.

•	We must deliver certain certificates, opinions of our counsel and other documents to the trustee.

•	If a transaction of this type occurs with respect to PIFCo, PIFCo must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the PIFCo debt securities.

•	We must satisfy any other requirements specified in the prospectus supplement. (Section 8.01)

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 9.02)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Discharge.” (Section 1.01)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata. (Section 11.03)

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued and any additional amounts to the repayment date. (Section 11.04)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics—Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we may have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts.” This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor. (Section 11.08)

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion

Your debt securities may be convertible into or exchangeable for shares of our capital stock at your option or at our option, which may be represented by ADSs, or other securities if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Payment of Additional Amounts

Brazil (including any authority therein or thereof having the power to tax) may require us to withhold amounts from payments on the principal or any premium or interest on a debt security for taxes or any other governmental charges. If Brazil requires a withholding of this type, we are required, subject to the exceptions listed below, to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be a resident of Brazil.

We will not have to pay additional amounts under any of the following circumstances:

•	The withholding is imposed only because the holder has some connection with Brazil other than the mere holding of the debt security or the receipt of the relevant payment in respect of the debt security.

•	The withholding is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The amount is required to be deducted or withheld by any paying agent from a payment on or in respect of the debt security, if such payment can be made without such deduction or withholding by any other payment agent and we duly provide for such other paying agent.

•	The withholding is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The withholding is for any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the debt security.

•	The withholding is imposed or withheld because the holder or beneficial owner failed to comply with any of our requests for the following that the statutes, treaties, regulations or administrative practices of Brazil required as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements.

•	The holder is a fiduciary or partnership or other entity that is not the sole beneficial owner of the payment in respect of which the withholding is imposed, and the laws of Brazil require the payment to be included in the income of a beneficiary or settlor of such fiduciary or a member of such partnership or another beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

•	where any additional amounts are imposed on a payment on the debt securities to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income relating to the directive approved by the European Parliament on March 14, 2002, or otherwise implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, any such directive.

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 10.04)

Additional Terms of PIFCo Debt Securities

With respect to any debt securities of PIFCo:

•	The PIFCo debt securities will have an investment grade rating at issuance from at least one nationally recognized statistical rating organization as that term is defined under the Securities Exchange Act of 1934; or

•	Payments of amounts due by PIFCo under the debt securities and the PIFCo indenture will be effectively guaranteed by Petrobras through the operation of a standby purchase agreement or a guarantee or other additional support. See “Description of the Standby Purchase Agreements” and “Description of the Guarantees.”

Restrictive Covenants

The Petrobras indenture does not contain any covenants restricting the ability of Petrobras to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on Petrobras’ property or engage in business other than its present business. Restrictive covenants, if any, with respect to any securities of Petrobras or PIFCo will be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will state that in the prospectus supplement. (Section 14.01)

Full Defeasance

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Section 14.04)

If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Section 14.04)

If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “What Is An Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 14.03 and 14.04)

Default and Related Matters

Ranking

The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations and whether they will be secured by any of our assets. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness. If they are not secured, the securities will effectively be subordinate to our secured indebtedness and to the indebtedness of our subsidiaries.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security within 14 days of its due date.

•	We do not pay interest, including any additional amounts, on a debt security within 30 days of its due date.

•	We remain in breach of any covenant or any other term of the indenture for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We remain in default in the conversion of any convertible security of a given series for 30 days after we receive a notice of default stating that we are in default. The notice must be sent by either the trustee or the holders of 25% of the principal amount of debt securities of the affected series.

•	If the total aggregate principal amount of all of our indebtedness which meets one of the following conditions equals or exceeds U.S.$100,000,000 (or its equivalent in another currency):

•	the acceleration of any of our indebtedness in accordance with the terms of such indebtedness, it being understood that prepayment or redemption by us of any indebtedness is not acceleration for this purpose; and

•	we fail to pay any indebtedness at its maturity or, as the case may be, beyond any applicable grace period following maturity specified in the underlying transaction document; and

•	we fail to pay when due any amount payable by us under any guarantee for, or indemnity in respect of, the indebtedness of any other person.

•	We stop paying or we admit that we are generally unable to pay our debts as they become due, we are adjudicated or found bankrupt or insolvent or we are ordered by a court or pass a resolution to dissolve.

•	We voluntarily commence proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we file an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to us.

•	We enter into any composition or other similar arrangement with our creditors under applicable Brazilian law (such as a concordata, which is a type of liquidation agreement) or a receiver, administrator or similar person is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of our undertakings or assets and is not discharged or removed within 90 days.

•	Any other event of default described in the applicable prospectus supplement occurs. (Section 5.01)

For these purposes, “indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation).

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under Brazilian law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonably satisfactory protection from expenses and liability. This protection is called an “indemnity.” (Section 6.03) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 5.12) Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction that is inconsistent with the above notice. (Section 5.07)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date and if your debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of your right to convert or exchange your debt security or to receive securities upon conversion or exchange. (Section 5.08)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee within 90 days after the end of our fiscal year every year a written statement of certain of our officers that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 10.05) In addition, we will notify the trustee within 15 days (or promptly in the case of certain bankruptcy-related events of default) after becoming aware of the occurrence of any event of default.

Regarding the Trustee

We and some of our subsidiaries maintain banking relations with the trustee in the ordinary course of our business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF MANDATORY CONVERTIBLE SECURITIES

We may issue mandatorily convertible securities under which holders receive a specified number of our common shares or preferred shares at a future date or dates. The price per mandatory convertible security and the number of common shares or preferred shares, as the case may be, that holders receive at maturity may be fixed at the time mandatory convertible securities are issued or may be determined by reference to a specific formula set forth in the mandatory convertible security. The mandatory convertible securities also may require us to make periodic payments to the holders of the mandatory convertible securities, and such payments may be secured.

The applicable prospectus supplement will describe the material terms of the mandatory convertible securities. Reference will be made in the applicable prospectus supplement to the mandatory convertible securities, and, if applicable, collateral, depositary or custodial arrangements, relating to the mandatory convertible securities. Material U.S. and Brazilian federal income tax considerations applicable to the holders of the mandatory convertible securities will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, preferred shares (which may be in the form of ADSs) or common shares (which may be in the form of ADSs). Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

Debt Warrants

The following briefly summarizes the material terms that will generally be included in a debt warrant agreement. However, we may include different terms in the debt warrant agreement for any particular series of debt warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the related debt warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into by us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Debt Warrants to Be Described In the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	the maximum or minimum number of debt warrants that you may exercise at any time; and

•	any other terms of the debt warrants.

You may exchange your debt warrant certificates for new debt warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of debt securities. If your debt warrant certificates are in registered form, you may present them for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise indicated in a prospectus supplement, before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal or any premium or interest on the debt securities that can be purchased upon such exercise, or to enforce any of the covenants in the indenture relating to the debt securities that may be purchased upon such exercise.

Exercise of Debt Warrants

Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder to purchase a principal amount of debt securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the prospectus supplement applicable to the particular debt warrants. Upon delivery of payment of the exercise price and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities that can be purchased upon such exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining unexercised debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying debt securities in connection with the exercise of the debt warrants.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how to exercise their debt warrants.

Modification and Waiver

There are three types of changes we can make to the debt warrant agreement and the debt warrants of any series.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants or the debt warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the principal amount of debt securities that can be purchased upon exercise of any debt warrant;

•	any reduction of the period of time during which the debt warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of debt warrant certificates or the debt securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised debt warrants whose consent is required for any modification or amendment described under “Changes Requiring a Majority Vote.”

Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement or debt warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised debt warrants of that series. This category includes all changes other than those listed above under “Changes Requiring Your Approval” or changes that would not adversely affect holders of debt warrants or debt securities in any material respect.

Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of debt warrant certificates. This type is limited to clarifications and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your debt warrants or the debt warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

Unless otherwise indicated in a prospectus supplement, under the debt warrant agreement for each series of debt warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the indenture for the debt securities that can be purchased upon exercise of such debt warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the debt warrant agreements and debt warrants. If we sell or lease substantially all of our assets, one way the other firm or company can become legally responsible for our obligations is by way of a full and unconditional guarantee of our obligations. If the other company becomes legally responsible by a means other than a guarantee, we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the related debt warrant agreement will be governed by the laws of the State of New York.

Additional Terms of the PIFCo Debt Warrants

Debt securities to be issued by PIFCo under the debt warrants and the PIFCo debt warrant agreement will be effectively guaranteed by Petrobras through the operation of a standby purchase agreement or, in limited circumstances, a guarantee. See “Description of the Standby Purchase Agreements” and “Description of the Guarantees.”

Equity Warrants

The following briefly summarizes the material terms that will generally be included in an equity warrant agreement. However, we may include different terms in the equity warrant agreement for any particular series of equity warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any equity warrants that are offered by us and the related equity warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

We may issue warrants for the purchase of our equity securities (i.e., our common shares and preferred shares, which may be in the form of ADSs). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

We may issue equity warrants in connection with preemptive rights of our shareholders in connection with any capital increase, and in those circumstances we may choose to issue equity warrants in uncertificated form to the extent permitted by Brazilian law. In addition, if any equity warrants are offered in connection with preemptive rights, we may exclude holders resident in the United States from that offering to the extent permitted by Brazilian law. Equity warrants (other than equity warrants issued in connection with preemptive rights) are to be issued under equity warrant agreements to be entered into by us and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Equity Warrants to Be Described in the Prospectus Supplement

The particular terms of each issue of equity warrants, the equity warrant agreement (if any) relating to such equity warrants and the equity warrant certificates (if any) representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preferred shares or common shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preferred shares or common shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preferred shares or common shares with which the equity warrants are issued and the number of the equity warrants issued with each preferred share or common share;

•	if applicable, whether and when the equity warrants and the related preferred shares or common shares will be separately transferable;

•	whether the equity warrants will be in registered or bearer form;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

You may exchange your equity warrant certificates for new equity warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of equity securities. If your equity warrant certificates are in registered form, you may present them for registration of transfer and exercise them at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement. Unless otherwise indicated in a prospectus supplement, before the exercise of equity warrants, holders of equity warrants will not be entitled to receive dividends or exercise voting rights with respect to the equity securities that can be purchased upon such exercise, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a shareholder.

Unless the applicable prospectus supplement states otherwise, the exercise price payable and the number of common shares or preferred shares that can be purchased upon the exercise of each equity warrant (other than equity warrants issued in connection with preemptive rights) will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common shares or preferred shares or a stock split, reverse stock split, combination, subdivision or reclassification of common shares or preferred shares. Instead of adjusting the number of common shares or preferred shares that can be purchased upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares that can be purchased upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares or ADSs upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the previous paragraph, if there is a consolidation, merger or sale or conveyance of substantially all of our property, the holder of each outstanding equity warrant will have the right to the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

Exercise of Equity Warrants

Unless otherwise provided in the applicable prospectus supplement, each equity warrant will entitle the holder to purchase a number of equity securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised equity warrants will become void. Equity warrants for the purchase of preferred shares or common shares may be issued in the form of ADSs.

Equity warrants may be exercised as set forth in the prospectus supplement applicable to the particular equity warrants. Upon delivery of payment of the exercise price, delivery of the equity warrant certificate (if any) properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement and satisfaction of any other applicable requirements specified in the applicable prospectus supplement, we will, as soon as practicable, forward the equity securities that can be purchased upon such exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining equity warrants. Holders of equity warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying equity securities in connection with the exercise of the equity warrants.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how to exercise their equity warrants.

Modification and Waiver

There are three types of changes we can make to the equity warrant agreement and the equity warrants of any series.

Changes Requiring Your Approval. First, there are changes that cannot be made to your equity warrants or the equity warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the total number of preferred shares or common shares that can be purchased upon exercise of any equity warrant;

•	any reduction of the period of time during which the equity warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of equity warrant certificates or the equity securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised equity warrants whose consent is required for any modification or amendment described under “—Changes Requiring a Majority Vote.”

Changes Requiring a Majority Vote. The second type of change to the equity warrant agreement or equity warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised equity warrants of that series. This category includes all changes other than those listed above under “—Changes Requiring Your Approval” or changes that would not adversely affect holders of equity warrants in any material respect.

Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of equity warrant certificates. This type is limited to clarifications, amendments, supplement and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your equity warrants or the equity warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

Unless otherwise indicated in a prospectus supplement, under the equity warrant agreement for each series of equity warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the terms of the equity securities that can be purchased upon exercise of such equity warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the equity warrant agreements and equity warrants and we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of equity warrants and the related equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE STANDBY PURCHASE AGREEMENTS

The following description of the terms and provisions of the standby purchase agreements summarizes the general terms that will apply to each standby purchase agreement that Petrobras delivers in connection with an issuance of debt securities or debt warrants by PIFCo. When PIFCo sells a series of its debt securities or debt warrants, Petrobras may execute and deliver a standby purchase agreement relating to that series of debt securities or debt warrants for the benefit of the holders of that series of debt securities or debt warrants.

Pursuant to the standby purchase agreements, Petrobras will agree, from time to time upon the receipt of notice from the trustee that PIFCo has failed to make the required payments under a series of debt securities and the PIFCo indenture or under the debt warrants and the PIFCo debt warrant agreement, to purchase your claims against PIFCo, whether those claims are for principal, interest or any other amounts. The purchase price to be paid by Petrobras will be an amount equal to the amount of those claims plus interest thereon from the date PIFCo was otherwise obligated to make its payments under the PIFCo indenture to the date Petrobras actually makes payment under the standby purchase agreement. Petrobras will be obligated to make the payments by the expiration of any applicable grace periods under the PIFCo indenture. Petrobras may defer its obligation under the standby purchase agreement to make payments under certain circumstances described in the applicable prospectus supplement.

The description of the applicable standby purchase agreement in the prospectus supplement will summarize the material provisions thereof and reference will be made to the standby purchase agreement.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities or debt warrants by PIFCo. When PIFCo sells a series of its debt securities or debt warrants, Petrobras may, in limited circumstances, execute and deliver a guarantee of that series of debt securities or debt warrants under a guarantee agreement for the benefit of the holders of that series of debt securities or debt warrants.

Pursuant to any guarantee, Petrobras will agree, from time to time upon the receipt of notice from the trustee that PIFCo has failed to make the required payments under a series of debt securities and the PIFCo indenture or under the debt warrants and the PIFCo debt warrant agreement, to indemnify you for unpaid claims against PIFCo, whether those claims are in respect of principal, interest or any other amounts. The amount to be paid by Petrobras under the guarantee will be an amount equal to the amount of those claims plus interest thereon from the date PIFCo was otherwise obligated to make its payments under the PIFCo indenture to the date Petrobras actually makes payment under the guarantee. Petrobras will be obligated to make these payments by the expiration of any applicable grace periods under the PIFCo indenture. Petrobras may defer its obligation under the guarantee to make payments under certain circumstances described in the applicable prospectus supplement.

Only one guarantee will be issued by Petrobras in connection with the issuance of a series of debt securities or debt warrants by PIFCo. Each guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, JPMorgan Chase Bank will act as guarantee trustee under each guarantee agreement.

The description of the applicable guarantee in the prospectus supplement will summarize the material provisions thereof and reference will be made to the guarantee agreement.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

General

Citibank, NA. has agreed to act as the depositary for the American depositary shares. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. American depositary shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts or ADRs. The depositary has appointed a custodian to safekeep the securities on deposit. In this case, the custodian is Câmara de Liquidação e Custódia do Rio do Janeiro, located at Praça XV de Novembro, 20 –7th floor—Rio de Janeiro—RJ 20010-010, Brazil.

Petrobras appointed Citibank as depositary under the terms of a deposit agreement for the common shares, dated July 14, 2000. Petrobras appointed Citibank as depositary under the terms of an amended and restated deposit agreement for the preferred shares, dated February 21, 2001, as amended by Amendment No. 1, dated March 23, 2001, to the amended and restated deposit agreement. A copy of each of these agreements is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6. You may obtain a copy of each such agreement from the Securities and Exchange Commission’s Public Reference Room. See “Where You Can Find Additional Information.” Please refer to Registration Number 333-12298 for the common shares deposit agreement; to Registration Number 333-13168 for the amended and restated deposit agreement; and to Registration Number 333-13660 for Amendment No. 1 to the amended and restated deposit agreement, when retrieving your copy.

Petrobras is providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Your rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. This summary is not intended as a substitute for the applicable deposit agreement. Petrobras urges you to review the applicable deposit agreement in its entirety.

Each ADS represents one of Petrobras’ preferred shares or common shares on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound by its terms and to the terms of the ADR that represents your ADSs. The applicable deposit agreement and the ADR specify Petrobras’ rights and obligations as well as your rights and obligations and those of the depositary. As an ADS holder you have agreed to appoint the depositary to act on your behalf in certain circumstances. The deposit agreements and the ADRs are governed by New York law. However, Petrobras’ obligations to the holders of the preferred shares and common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

As an owner of ADSs, your ADSs may be represented either by an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, Petrobras will refer to you as the “holder.” When Petrobras refers to “you,” Petrobras assumes the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you will generally have the right to receive the distributions Petrobras makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive distributions under the terms of the applicable deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash. Whenever Petrobras makes a cash distribution for the securities on deposit with the custodian, it will notify the depositary. Upon receipt of that notice the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Brazilian laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will reduce the distribution of cash to holders by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares. Whenever Petrobras makes a distribution consisting of a dividend and a free distribution of preferred shares or common shares on securities on deposit with the custodian, it will notify the depositary and deposit the applicable number of preferred shares or common shares with the custodian. Upon receipt of notice of such deposit the depositary will either distribute to holders new ADSs representing the aggregate preferred shares or common shares deposited or modify the ratio of ADSs to preferred shares or common shares, in which case each ADS you already hold will represent rights and interests in the additional preferred shares or common shares deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of the sale will be distributed to holders as in the case of a cash distribution described above.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of preferred shares or common shares will be reduced by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes or governmental charges, the depositary may sell all or a portion of the new preferred shares or common shares so distributed.

No distribution of new ADSs as described above will be made if it would violate the U.S. securities laws, or any other law, or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it will use its best efforts to sell the preferred shares or common shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights. If Petrobras distributes rights to subscribe for additional preferred shares or common shares, it will give at least 60 days prior notice to the depositary and it will assist the depositary in determining whether it is lawful and reasonably practicable to make these additional rights available to holders.

The depositary will establish procedures for the distribution of rights to purchase additional ADSs to holders and to enable holders to exercise rights when lawful and reasonably practicable. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your right. The depositary is not obligated to make available to holders of rights a method to exercise rights to subscribe to preferred shares or common shares directly rather than American depositary shares.

The depositary will not distribute rights to you if:

•	Petrobras does not timely request that the rights be distributed to you or it requests that the rights not be distributed to you; or

•	Petrobras fails to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell rights that are not exercised or distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution described above. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distribution. If Petrobras distributes a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice to the depositary and it will indicate whether it wishes the elective distribution to be made available to you. In this case, Petrobras will assist the depositary in determining whether the distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practical and if Petrobras has provided all of the documentation contemplated in the applicable deposit agreement. In this case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case, as described in the applicable deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as described more fully in the applicable deposit agreement.

Other Distributions. Petrobras distributes property other than cash, preferred shares, rights to purchase preferred shares, common shares or rights to purchase additional common shares, it will notify the depositary in advance and will indicate whether it wishes the distribution to be made to you. If so, Petrobras will assist the depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to you and if Petrobras provides all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be reduced by any applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. In order to pay the taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	Petrobras does not request that the property be distributed to you or if it asks that the property not be distributed to you; or

•	Petrobras does not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of the sale will be distributed to holders as in the case of a cash distribution as described above.

Redemption

If Petrobras decides to redeem any of the securities on deposit with the custodian, it will notify the depositary at least 60 days prior to the date of redemption. If it is reasonably practicable and if Petrobras provides all of the documentation contemplated in the applicable deposit agreement, the depositary will provide the holder with notice of the proposed redemption.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. After the redemption has taken place, the depositary will convert, transfer and distribute the proceeds, reduced by any applicable fees, expenses, taxes and other government charges. The depositary will then retire the ADSs and cancel the ADRs. If less than all of the outstanding ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the depositary.

Changes Affecting the Preferred Shares and Common Shares

The preferred shares or common shares held on deposit for your ADSs may be affected by changes from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such preferred shares or common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If a change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the preferred shares or common shares, as applicable, held on deposit. The depositary may in those circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell the property and distribute the net proceeds to you as in the case of a cash distribution as described above.

Issuance of ADSs upon Deposit of Preferred Shares or Common Shares

The depositary may create ADSs on your behalf if you or your broker deposits preferred shares or common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the preferred shares or common shares, as applicable, to the custodian. Your ability to deposit preferred shares or common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the preferred shares or common shares, as applicable, have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of preferred shares or common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the preferred shares or common shares, as applicable, are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to the preferred shares or common shares, as applicable, have been validly waived or exercised;

•	you are duly authorized to deposit the preferred shares or common shares, as applicable;

•	the preferred shares or common shares, as applicable, presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the preferred shares or common shares, as applicable, presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties, are incorrect in any way, Petrobras and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary, at the custodian’s offices, for cancellation and receive the corresponding number of underlying preferred shares or common shares, as applicable. Your ability to withdraw the preferred shares or common shares, as applicable, may be limited by U.S. and Brazilian law applicable at the time of withdrawal. In order to withdraw the preferred shares or common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the preferred shares or common shares being withdrawn. You assume the risk of delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the applicable deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the preferred shares or common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time unless any of these conditions exist:

•	delays that may arise out of temporary closing of transfer books of the preferred shares or common shares, as applicable, or ADSs, or temporary suspension of transferability of preferred shares or common shares, as applicable, are immobilized due to a shareholders’ meeting or a payment of dividends;

•	unsatisfied obligations to pay fees, taxes and similar charges; or

•	restrictions imposed by laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The applicable deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

According to Petrobras’ charter, preferred shares do not entitle the holder to vote except as provided by Brazilian law upon default in the payment of dividends for three consecutive years. A holder of an ADS representing a common share will generally have the right under the applicable deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of preferred shares and common shares are described in “Item 10. Memorandum and Articles of Association of Incorporation–Voting Rights” in the annual report on Form 20-F of Petrobras for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

At Petrobras request, the depositary will distribute to you any notice of shareholders’ meeting received from Petrobras, together with information explaining how to instruct the depositary to exercise your voting rights on the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with the voting instructions. If voting instructions are not timely received by the depositary, the holder will be deemed to have given a discretionary proxy to a person designated by Petrobras to vote your shares.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Petrobras cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service Fees	Fees
Issuance of ADS	Up to U.S.$5.00 per 100 ADSs issued

Cancellation of ADS	Up to U.S.$5.00 per 100 ADSs canceled

Exercise of rights to purchase additional ADSs	Up to U.S.$5.00 per 100 ADSs issued

Distribution of cash dividends	No fee (so long as prohibited by NYSE)

Distribution of ADSs in connection with stock dividends or other free stock distributions	No fee (so long as prohibited by NYSE)

Distribution of cash	Up to U.S.$2.00 per 100 ADSs held (i.e., upon sale of rights or other entitlements)

As an ADS holder you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

•	fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to preferred shares or common shares, ADSs and ADRs;

•	expenses incurred in converting foreign currency into U.S. dollars;

•	cable, telex and fax transmissions and delivery expenses, as expressly provided for in the applicable deposit agreement; and

•	taxes and duties upon the transfer of securities (i.e., when preferred shares or common shares are deposited or withdrawn from deposit).

Petrobras has agreed to pay certain other charges and expenses of the depositary, however, it will not pay or be liable for fees or related charges with respect to shares or ADSs. The fees and charges you may be required to pay may vary over time and may be changed by Petrobras and by the depositary. You will receive prior notice of any changes in the amount you may be required to pay.

Amendments and Termination

Petrobras may agree with the depositary to modify any applicable deposit agreement at any time without your consent. Any amendment which will increase any fees or charges or which will otherwise materially prejudice an existing right you may have will not become effective until 30 days after notice of the amendment is given to the holders. Petrobras will not deem any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933 or to be traded solely in electronic book-entry form, and which do not impose or increase the fees and charges you are required to pay, to be materially prejudicial to your substantive rights. In addition, Petrobras may not be able to provide you with prior notice of any modifications or supplements that are required to comply with applicable provisions of law.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the applicable deposit agreement become effective. Except as permitted by law, the applicable deposit agreement cannot be amended so as to prevent you from withdrawing the preferred shares or common shares represented by your ADSs.

Petrobras has the right to direct the depositary to terminate the applicable deposit agreement. Similarly, the depositary may terminate the applicable deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

For a period of six months after termination of the applicable deposit agreement, you will be able to request the cancellation of your ADSs and the withdrawal of the preferred shares or common shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those preferred shares or common shares on the same terms as prior to the termination. During this six month period, the depositary will continue to collect all distributions received on the preferred shares or common shares on deposit but will not distribute anything to you until you request the cancellation of your ADSs.

After the expiration of the six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from the sale and any other cash then held for the holders of ADSs in a non-interest bearing, unsegregated account. After making the sale, the depositary will have no further obligations to holders under the applicable deposit agreement, other than to account for the net proceeds and other cash then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect these records at its office during regular business hours; provided, however, that the inspection will not be carried out for the purpose of communicating with holders of ADRs in the interest of a business or object other than Petrobras’ business or other than a matter related to the applicable deposit agreement or ADRs.

The depositary will maintain an office and facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreements limit Petrobras’ obligations and the depositary’s obligations to you as follows:

•	Petrobras and the depositary are obligated to take only the actions specifically stated in the applicable deposit agreement without negligence or bad faith;

•	the depositary will not be liable for any failure to carry out voting instructions, for the manner in which any vote is cast or for the effect of any vote, provided that the depositary acts in good faith and in accordance with the terms of the applicable deposit agreement;

•	the depositary will not be liable for any failure by it to determine that any distribution or action may be reasonably practicable, for the content of any information submitted by Petrobras for distribution to holders (or for any translation of a distribution), for any investment risk associated with an investment in the common shares, for the validity of the preferred shares or common shares or from any tax consequences that result from ownership of the ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the applicable deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

•	Petrobras and the depositary will not be obligated to perform any act that is inconsistent with the terms of the applicable deposit agreement;

•	Petrobras and the depositary disclaim any liability if either of them is prevented or forbidden from acting on account of any law or regulation, any provision of either of their charters, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond either of their control;

•	Petrobras and the depositary disclaim any liability by reason of any exercise of or failure to exercise, any discretion granted by the deposit agreements or in either of their charters or in any provisions of securities on deposit;

•	Petrobras and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting preferred shares or common shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of Petrobras and the depositary in good faith to be competent to give such advice or information;

•	Petrobras and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of preferred shares or common shares but is not, under the terms of the applicable deposit agreement, made available to you; and

•	Petrobras and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary may, in some circumstances, issue ADSs before receiving a deposit of preferred shares or common shares or release preferred shares or common shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreements limit the aggregate size of pre-release transactions and impose a number of conditions on these types of transactions such as:

•	the need to receive collateral;

•	the type of collateral required; and

•	the representations required from brokers.

The depositary may retain for its own account the compensation received from the pre-release transactions.

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. Petrobras, the depositary, and the custodian may deduct the taxes and governmental charges payable by holders from any distribution and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and other information as the depositary and the custodian may require to fulfill their legal obligations. Under the applicable deposit agreement, you will be required to indemnify Petrobras, the depositary, and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if the conversion can be performed on a practicable basis or by sale, and it will distribute the U.S. dollars in accordance with the terms of the applicable deposit agreement. You may have to pay any fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert (or cause the custodian to convert) the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency (without liability for interest) for the accounts of the holders entitled to receive the foreign currency.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount to be paid
Securities and Exchange Commission Registration Fee	$117,790
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	5,000
Miscellaneous	20,000

Total	$312,790

TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in securities in an offering governed by this prospectus. It should be read in connection with the discussion (if any) under “Certain United States Federal Income Tax Considerations” in the prospectus supplement.

This summary deals only with holders that hold securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization, persons whose “functional currency” is not the U.S. dollar, or in the case of ordinary shares, preference shares and warrants, a person liable for alternative minimum tax or that actually or constructively owns 10% or more of our voting stock.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

For U.S. federal income tax purposes, holders of ADRs evidencing ADSs will be treated as the owners of the shares represented by those ADRs. Exchanges of shares for ADRs and ADRs for shares generally will not be subject to U.S. federal income tax.

The U.S. federal income tax consequences of acquiring, owning and disposing of equity warrants, debt warrants, mandatorily convertible debt securities, or debt securities accompanied by guarantees or standby purchase agreement will be discussed in an applicable prospectus supplement.

We recommend that you consult your tax adviser about the tax consequences of holding securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of acquiring, owning and disposing of ordinary shares or ADSs, preference shares or debt securities that we issue.

You are a “U.S. holder” if you are a beneficial owner of an offered security and you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the securities.

Taxation of Debt Securities

This subsection deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). Interest paid by us on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below) constitute income from sources outside the United States, but, with certain exceptions, will be “passive” income (or, in the case of certain U.S. holders, “financial services” income), which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder.

If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “Original Issue Discount debt securities.” The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount debt security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount debt security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount debt security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount debt security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount debt security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount debt security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount debt security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount debt security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount debt security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount debt security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount debt security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount debt security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount debt security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount debt security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount debt security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount debt security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an

Original Issue Discount debt security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Debt security generally will be treated as “qualified stated interest” and such a Debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to holders of any such Debt securities in an applicable prospectus supplement.

Certain Original Issue Discount debt securities may be redeemed prior to Maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable prospectus supplement. Original Issue Discount debt securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount debt securities with these features, you should carefully examine the applicable prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount debt securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount debt securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the Maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount debt securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to Maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount debt security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to holders of any contingent debt obligations in an applicable prospectus supplement.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently promulgated Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a U.S. holder (or a “non-U.S. holder” (as defined below under “Non-U.S. Holders”) that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax adviser regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Taxation of Ordinary Shares and Preference Shares

Our preferred and common shares will be treated as equity for U.S. federal income tax purposes. In this discussion, references to ADSs refer to ADSs with respect to both common and preferred shares.

Taxation of Distributions

You will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property we distribute as a dividend to the extent that such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the custodian, or by the U.S. holder in the case of a holder of common or preferred shares. The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in foreign currency will be measured by reference to the exchange rate for converting such foreign currency into U.S. dollars in effect on the date the distribution is received by the custodian, or by a U.S. holder in the case of a holder of common or preferred shares. If the custodian, or U.S. holder in the case of a holder of common or preferred shares, does not convert such foreign currency into U.S. dollars on the date it receives them, it is possible that you will recognize foreign currency loss or gain, which would be ordinary loss or gain, when such foreign currency is converted into U.S. dollars. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

Distributions out of earnings and profits with respect to the shares or ADSs generally will be treated as dividend income from sources outside of the United States and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the Code. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the shares or ADSs may be claimed as a credit against your U.S. federal income tax liability if you elect for that year to credit all foreign income taxes. Alternatively, such Brazilian withholding tax may be taken as a deduction against taxable income. Foreign tax credits may not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which your expected economic profit is insubstantial. You should consult your own tax adviser concerning the implications of these rules in light of your particular circumstances.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” We will discuss whether dividends paid on our shares or ADSs are “qualified dividends” in the applicable supplement. You should consult your own tax adviser regarding the availability of the reduced dividend tax rate in the light of your own particular circumstances.

Taxation of Capital Gains

Upon the sale or other disposition of a share or an ADS, you will generally recognize gain or loss for U.S. federal income tax purposes. The amount of the gain or loss will be equal to the difference between the amount realized in consideration for the disposition of the share or the ADS and your tax basis in the share or the ADS.

Such gain or loss generally will be subject to U.S. federal income tax and will be treated as capital gain or loss. The net amount of long-term capital gain recognized by an individual holder before January 1, 2009 generally is subject to taxation at a maximum rate of 15%. Capital losses may be deducted from taxable income, subject to certain significant limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder of acquiring, owning and disposing of securities that we may issue. You are a “non-U.S. holder”, if you are not a “U.S. holder” (as this term is defined under “U.S. Holders” above)

Interest on Debt Securities

Under U.S. federal income tax law, and subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest on a debt security paid to you is exempt from U.S. federal income tax, including withholding tax, unless such interest is treated as effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the interest payments are attributable to a permanent establishment that you maintain in the United States).

Dividends on Shares or ADSs

If you are a non-U.S. holder, dividends paid to you in respect of shares or ADSs will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the dividends are attributable to a permanent establishment that you maintain in the United States. In such cases you generally will be taxed in the same manner as a U.S. holder.

If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Capital Gains

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of an ordinary share or ADS, preference share or debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, (or the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis), or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions are met.

Information Reporting and Backup Withholding

Certain “backup” withholding and information reporting requirements may apply to payments of dividends on shares or ADSs, payments of principal and interest on a debt security and to certain payments of proceeds of the sale or other disposition of a security. Backup withholding will apply if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and information reporting requirements. Backup withholding and information reporting generally will not apply to payments made to a holder of a security who has provided the required certification under penalties of perjury that it is not a U.S. holder or has otherwise established an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Brazilian Tax Considerations

We will provide a detailed description of the Brazilian tax considerations relevant to holders of any of our securities in an applicable prospectus supplement.

Cayman Islands Tax Considerations

The Cayman Islands currently have no exchange control restrictions and no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to PIFCo or any holder of notes issued by PIFCo. Accordingly, payment of principal of (including any premium) and interest on, and any transfer of, the notes will not be subject to taxation in the Cayman Islands; no Cayman Islands withholding tax will be required on such payments to any holder of a note; and gains derived from the sale of notes will not be subject to Cayman Islands capital gains tax. The Cayman Islands are not party to any double taxation treaties.

No stamp duties or similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution and issue of notes by PIFCo unless they are executed in or brought within (for example, for the purposes of enforcement) the jurisdiction of the Cayman Islands, in which case stamp duty of 0.25% of the face amount of the notes may be payable on each note (up to a maximum of 250 Cayman Islands Dollars (“CI$”) (U.S.$312.50)) unless stamp duty of CI$500 (U.S.$625.00) has been paid in respect of the entire issue of notes.

The foregoing conversions of Cayman Island Dollars to U.S. Dollars have been made on the currently applicable basis of U.S.$1.25 = CI$1.00.

European Union Savings Directive

The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from 1 July 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named herein reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named herein are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named herein within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its executive officers, directors and advisers named herein judgments obtained in the United States or other jurisdictions outside Brazil.

Souza, Cescon Avedissian, Barrieu e Flesch – Advogados, Petrobras’ special Brazilian counsel, has advised Petrobras that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Superior Court of Justice. The foreign judgment will only be confirmed if:

•	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	it is for the payment of a sum certain of money;

•	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

•	it is not subject to appeal;

•	it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

•	it is not contrary to Brazilian national sovereignty, public policy or good morals.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to any securities issued by Petrobras.

Souza, Cescon Avedissian, Barrieu e Flesch – Advogados has also advised Petrobras that:

•	original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

•	if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court;

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets;

•	a new law has been enacted in Brazil to regulate judicial and extrajudicial reorganization and liquidation of business companies. Such law revoked the previous Brazilian Bankruptcy law. The new law is not applicable to mixed capital companies, such as Petrobras, and does not provide whether the federal government of Brazil is liable for Petrobras’ obligations in the event of bankruptcy; and

•	certain of Petrobras’ exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’ concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets;

•	according to recent changes to the Brazilian Corporate Law, mixed-capital companies such as Petrobras, are no longer protected from bankruptcy proceedings and its controlling shareholder, the federal government of Brazil, is no longer contingently liable for Petrobras’ obligations; and

•	certain of Petrobras’ exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’ concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

PIFCo

PIFCo is duly incorporated as an exempt limited liability company under the laws of the Cayman Islands. All of the directors and officers of PIFCo reside in Brazil. All or a substantial portion of the assets of PIFCo and of such directors and officers are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon PIFCo or such persons or to enforce, in the United States courts, judgment against PIFCo or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

PIFCo has been advised by its Cayman Island counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over the defendant according to Cayman Islands conflict of law rules, if such judgment is final, for a liquidated sum not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters and was not obtained in a manner, and is not a kind the enforcement of which is, contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (i) recognize or enforce judgments of United states courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United states or any state thereof, on the grounds that such provisions are penal in nature.

A Cayman Islands’ court may stay proceedings if concurrent proceedings are being brought elsewhere.

EXPERTS

The consolidated financial statements of Petrobras and PIFCo for 2004 and 2003 appearing in the Petrobras and PIFCo Annual Report (Form 20-F) for the year ended December 31, 2004 have been audited by Ernst & Young Auditores Independentes S/S, independent registered public accounting firm as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Petrobras and PIFCo for 2002 appearing in the Petrobras and PIFCo Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Pricewaterhouse Coopers Auditores Independentes S/S, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated financial information of Petrobras for the three-month periods ended March 31, 2005 and 2004 and the unaudited consolidated financial information of PIFCo for the three-month periods ended March 31, 2005 and 2004, incorporated by reference in this Registration Statement on Form F-3, Ernst & Young Auditores Independentes S/S have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Petrobras Report on Form 6-K and the PIFCo Report on Form 6-K containing financial information for the quarter ended March 31, 2005, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on such information should be restricted considering the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

The summary reports of DeGolyer and MacNaughton, independent petroleum engineering consultants, which are referenced in this prospectus, have been referenced in this prospectus in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.

LEGAL MATTERS

Souza, Cescon Avedissian, Barrieu e Flesch—Advogados, special Brazilian counsel to Petrobras, will pass upon the validity of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities, guarantees and standby purchase agreements for Petrobras as to certain matters of Brazilian law. Walkers, special Cayman Islands counsel to PIFCo, will pass upon the validity of the debt securities issued by PIFCo as to certain matters of Cayman Islands law. The validity of the debt securities and debt warrants will be passed upon by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law. A law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and debt warrants for any underwriters or agents as to certain matters of New York law. A law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities, guarantees and standby purchase agreements for the underwriters as to certain matters of Brazilian law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

You may review a copy of the registration statement without charge, and copies of all or any portion of the registration statement can be obtained at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Although we do not currently file reports electronically with the SEC, we may do so in the future. If we file reports electronically with the SEC in the future, the filings will be available to you over the Internet at the SEC website at http://www.sec.gov.

We are currently subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. These reports and other information filed can be inspected at, and subject to the payment of any required fees, copies may be obtained from, the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders will be exempt from the reporting and “shortswing” profit recovery provisions under the Exchange Act. The rules of the New York Stock Exchange may require us to solicit proxies from our shareholders under some circumstances.

Preferred shares and common shares of Petrobras, each represented by ADSs, are listed on the New York Stock Exchange under the symbols “PBRA” and “PBR”, respectively. Additional information concerning us and our securities may be available through the New York Stock Exchange.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the following documents that we have filed with the SEC:

(1) the Petrobras and PIFCo Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on June 30, 2005;

(2) the Petrobras Reports on Form 6-K, furnished to the SEC on August 10, 2004, December 28, 2004 and May 27, 2005;

(3) the Petrobras Report on Form 6-K containing financial information for the first quarter of 2005, furnished to the SEC on June 13, 2005;

(4) the PIFCo Report on Form 6-K containing financial information for the first quarter of 2005 furnished to the SEC on June 13, 2005; and

(5) any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future filings on Form 6-K during such period that are identified in such forms as being incorporated into this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this registration statement are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this document. Each person to whom this prospectus is delivered may obtain documents incorporated by reference into this document by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Raul Adalberto de Campos

Executive Manager, Investor Relations

Petróleo Brasileiro S.A. – Petrobras

Avenida República do Chile, 65

20035-900 – Rio de Janeiro – RJ, Brazil

Telephone: (55-21) 3224-4477

Email: petroinvest@petrobras.com.br

US$

Petrobras International Finance Company

Payments supported by a standby purchase agreement provided by

Petróleo Brasileiro S.A. – Petrobras

% Global Notes due 2016

PROSPECTUS SUPPLEMENT

MORGAN STANLEY	UBS INVESTMENT BANK

, 2006